                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM SB-2/A
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                   Amendment 1

                            COMMUNICATE NOW.COM, INC.

                                    DELAWARE
            (State or jurisdiction of incorporation or organization)

                                     731900
              (Primary Std. Industrial Classification Code Number)

                                   74-2945581
                            (IRS Employer ID Number)

                     2015 Bird Creek Terrace, Suite 101/102
                                  P.O. Box 2309
                                Temple, TX 76502
                                  254-771-0999
          (Address and telephone number of principal executive offices)

                               ATTN: David Hancock
                     2015 Bird Creek Terrace, Suite 101/102
                                  P.O. Box 2309
                                Temple, TX 76502
                          254-771-0999 or 254-718-1956
 (Address of principal place of business or intended principal place of business)

                             The Company Corporation
                                1013 Centre Road
                              Wilmington, DE 19805
                   (302) 636-5440 or 800-315-9420 (ext. 3214)
            (Name, address and telephone number of agent for service)
     -----------------------------------------------------------------------

         3,488,820 SHARES ARE BEING OFFERED BY SELLING SECURITY HOLDERS

     Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

     If any of the Securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of
1933, as amended, check the following box: [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act of 1933 registration number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c)
under the Securities Act of 1933, check the following box and list the
Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(d)
under the Securities Act of 1933, check the following box and list the
Securities Act of 1933 registration statement number of the earlier effective registration  statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                    CALCULATION OF REGISTRATION FEE (1)(2)(3)
         -----------------------------------------------------------------------

 Title of Each           Amount         Proposed        Proposed          Amount of
     Class of            Being          Maximum          Maximum        Registration
 Securities to be       Offered         Offering        Aggregate            Fee
    Registered                         Price per         Offering
                                       Share(1)(2)     Price(1)(2)

    Common            3,488,820          .0078         $27,202.80           $ 7.57

Total Registration Fee:

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) (1).
(2) Selling shareholders hold all of the shares, which we are registering.
    These shares will be sold at prevailing market prices. We will not receive proceeds from the sale of shares from the selling shareholders.

We hereby amend this registration statement on such date or dates as may be necessary to delay its effective date until we shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the
Commission, acting pursuant to Section 8(a) may determine.

The information in this prospectus is not complete and may be changed. Our selling shareholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                 SUBJECT TO COMPLETION, DATED FEBRUARY 13, 2001

                            Communicate Now.com, Inc.

                        3,488,820 shares of Common Stock

     Our current shareholders are offering 3,488,820 shares of our common stock.

     Our common stock is not now listed on any national securities exchange or the NASDAQ stock market.

     The selling security holders may offer their shares at any price. We will pay all expenses of registering the securities.

THESE SECURITIES INVOLVE A HIGH DEGREE OF RISK AND SHOULD BE CONSIDERED ONLY BY
PERSONS WHO CAN AFFORD THE LOSS OF THEIR ENTIRE INVESTMENT. SEE "RISK FACTORS"
BEGINNING ON PAGE 9.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES
COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE
ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
 CRIMINAL OFFENSE.

The information in this prospectus is not complete and may be changed. Our selling shareholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to sell these securities in any state where the offer or sale is not permitted.

          The date of this preliminary prospectus is February 13, 2001.
       ------------------------------------------------------------------

                                                            Offering Information

                                      TOTAL                      PER SHARE
                                  -------------               ---------------
Estimated offering expenses (1)      $0.00                         $0.00

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the
Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to sell these securities in any state where the offer or sale is not permitted.

                                TABLE OF CONTENTS
Page

PART I - INFORMATION REQUIRED IN PROSPECTUS
ITEM 1.  Front of Registration Statement and Outside Front Cover of

         o  Our poor financial condition raises substantial doubt about our ability  to continue as a going concern; you will be unable to determine whether  we will ever become profitable................. 9
         o  Because we are a development stage company in the business of
            Internet advertising, we have a limited operating history, accordingly, you will be unable to evaluate our business.......... 9
         o  There is no trading market for our shares of common stock and you may be unable to sell your investment quickly or at all.......... 11
         o  Because our common stock is considered a penny stock, any investment in our common stock is considered to be a high-risk investment and is subject to restrictions on marketability....... 12
         o  If our common stock becomes tradable on the Over-the-Counter
            Bulletin Board, sales of our common stock by selling shareholders could affect the level of public interest in our common stock as well as its value.................................................12
         o  Our business is dependent upon obtaining and retaining advertising customers; if we fail to obtain a sufficient number of advertising customers to sustain our operations, we may have to seek alternative revenue sources that would cause substantial delays in our operations....................................................... 13
         o  We will rely upon third parties for the development and maintenance of our technological components; any failures on the part of our third party providers may negatively  impact our
            Internet connections and the security and integrity of our software and accounting...........................................14
         o  We have only two methods of promoting our Internet display advertising  business;  if these methods  are  inadequate, we will have to adopt new methods of promoting our Internet advertising which may increase our costs and  cause substantial interruptions to our operations................................................ 14
         o  We have no insurance to cover risk of loss from theft or damage to the personal computers and digital cameras that we will provide to our sales force; because we will be forced to expend additional funds to replace this equipment in the event of theft or damage, or total operating costs will increase................... 14
         o  We devote substantial resources to our business information database from which we receive no direct revenues;  if our  costs related to the  information database exceed our revenue sources, we may have to charge fees for business information searches, which may negatively impact our advertising revenues..............14
         o  Our agreements with Acxiom Corporation and Interliant may be terminated by either party at any time; if either or both of these agreements are terminated by any of the contracting parties, we will lose these third party services requiring us to seek other third party services which may cause substantial delays in our operations........................................................14
         o  Our sales force will be compensated solely on a commission basis;
            if we are unable to retain sales personnel and/or hire replacement sales persons on a timely basis, our advertising revenues will be negatively impacted and/or we will be required to provide a salary to our sales personnel............................................14
         o  We have no contracts or arrangements with computer, database or network personnel to provide technical assistance to our
            operations; if we fail to establish these contracts or
            arrangements, our website and other aspects of our internet operations will be negatively impacted............................15
         o  Our vulnerability to security breaches, glitches and other computer failures, could negatively affect our ability to broaden our customer base and promote our brand name......................... 16
         o  Because our capital requirements may vary substantially at certain times, we may need to obtain additional capital, if we fail to obtain additional capital when required, we may be unable to implement our business plan...................................... 16
         o  If we are unable to attract and retain qualified personnel, we may be unable to implement our business plan..........................17
         o  If we are unable to obtain a trademark for Communicate now.com and/or Bizfinders.com., we may not be able to successfully develop our brand  name recognition.......................................17
         o  Any reduction in our sales force could negatively impact sales of our Internet display advertisements............................17
         o  Because we face intense competition, we may be unable to successfully market our Internet display advertisements...........18
         o  Because our principal stockholders retain control over a majority of the issued and outstanding shares, you will be severely limited in your ability to affect change in how we do business............18
         o  Because conflicts of interest exist among our directors, you should exercise caution before your purchase......................18

  ITEM 23. Changes In and Disagreements With Accountants on
           Accounting and Financial Disclosure...............................  x

PART II - INFORMATION NOT REQUIRED IN PROSPECTUS
  ITEM 24. Indemnification of Directors and Officers.........................  x
  ITEM 25. Other Expenses of Issuance and Distribution.......................  x
  ITEM 26. Recent Sales of Unregistered Securities...........................  x
  ITEM 27. Exhibits..........................................................  x
  ITEM 28. Undertakings......................................................  x

ITEM 3.           SUMMARY INFORMATION AND RISK FACTORS

                               PROSPECTUS SUMMARY

     This prospectus contains statements about our future business operations that involve risks and uncertainties. Our actual results could differ significantly from our anticipated future operations, as a result of many factors, including those identified under the "Risk Factors" section of this prospectus beginning on page 9. The prospectus summary contains a summary of all material terms of the prospectus. You should carefully read all information in the prospectus, including the financial statements and their explanatory notes, under the Financial Statements section beginning on page 49, prior to making an investment decision.

OUR COMPANY:
     We were incorporated in the State of Delaware on January 31, 2000 to engage in an Internet based advertising business. We are a development stage company.
Our principal executive offices are located at 2015 Bird Creek Terrace, Suites
101 and 102, Temple, TX 76502. Our telephone number is 254-771-0999. We are authorized to issue 100,000,000 shares of common stock of which 22,998,820 shares are issued and outstanding. We are not currently authorized to issue preferred stock.

OUR BUSINESS:
     We have had limited operations and revenues and we have sustained losses since our inception. We have developed a website at www.bizfinders.com that began operations on November 1, 2000. This website contains a business information database consisting of names, addresses and phone numbers of approximately 11 million U.S. businesses through which visitors to our website may use a search engine to locate businesses. Searches may be made under subject category, city, state, actual name of business and zip code. We obtained the license to use this business database from Acxiom Corporation. We will obtain no revenue from the searches of our database; instead our revenue will be derived from Internet display advertisements that appear on our website, which are developed through real time face to face interaction with our advertising customers. Our Internet display advertisements are accessed through the public searches of our business information database. Our services do not involve the development or design of websites on behalf of our customers. Our current business plans are to develop and expand our Internet advertising business. In
March 2000, we began limited operations consisting of our sales personnel conducting personal visits to small businesses to demonstrate our Internet display advertisements. Our marketing plans are to expand the promotion of our
Internet display advertisements throughout major metropolitan areas in the State of Texas by using our sales force and billboard advertising to demonstrate the advantages of our advertisements. There are no assurances that we will have sufficient funds to develop our business plan, including hiring sales personnel and purchasing personal computers and digital cameras to enable our sales personnel to construct the Internet display advertisements.

THE OFFERING:
     As of the date of this prospectus, we had 22,998,820 shares of common stock outstanding and no shares of preferred stock outstanding. This offering is comprised entirely of shares of our common stock held by our selling security holders.

     Although we have agreed to pay all offering expenses, we will not receive any proceeds from the sale by the selling security holders of their securities.
We anticipate offering expenses of approximately $50,000. Because we have now no revenue sources, we may borrow funds from our management or others to pay the offering expenses.

OUR FINANCIAL SUMMARY:
     Because this is only a financial summary, it does not contain all the financial information that may be important to you. Therefore, you should also carefully read all the information in this prospectus, including the financial statements and their explanatory notes before making an investment decision.

----------------------------------- -----------------------------------
         STATEMENT OF                        PERIOD FROM
         OPERATIONS                           INCEPTION
                                         TO OCTOBER 31, 2000.
----------------------------------- -----------------------------------
Net Sales                                                   $0.00
----------------------------------- -----------------------------------
Cost of Sales                                                 N/A
----------------------------------- -----------------------------------
Gross Profit                                                $0.00
----------------------------------- -----------------------------------
Operating Expenses                                       $631,961
----------------------------------- -----------------------------------
Loss from Operations                                    ($631,961)
----------------------------------- -----------------------------------
Other Expenses, Net                                        $1,845
----------------------------------- -----------------------------------
Net Loss                                                ($633,806)
----------------------------------- -----------------------------------
Net Loss per Common Share                                  ($0.03)
----------------------------------- -----------------------------------
           BALANCE SHEET                        PERIOD FROM
                                                 INCEPTION
                                           TO OCTOBER 31, 2000.
----------------------------------- -----------------------------------
                                                  ASSETS
-----------------------------------------------------------------------
Total Current Assets                                      $21,098
----------------------------------- -----------------------------------
Other Assets                                             $200,000
----------------------------------- -----------------------------------
Total Assets                                             $338,627
----------------------------------- -----------------------------------
         LIABILITIES & STOCKHOLDER'S EQUITY
-----------------------------------------------------------------------
Current Liabilities:
-----------------------------------------------------------------------
Accounts Payable & Accrued
 Liabilities                                              $14,214
----------------------------------- -----------------------------------
Note Payable - Current
Portion                                                    $6,410

----------------------------------- -----------------------------------
Note Payable to Stockholder                               $30,000
----------------------------------- -----------------------------------
Note Payable to Bank                                      $42,000
----------------------------------- -----------------------------------
Commitment to issue
common stock for services                                $ 71,740
----------------------------------- -----------------------------------
Total Current Liabilities                                $164,274
----------------------------------- -----------------------------------
Long Term Liabilities:
-----------------------------------------------------------------------
Note Payable - Net of
Current Portion                                           $11,339
----------------------------------- -----------------------------------
Total Liabilities                                        $175,613
----------------------------------- -----------------------------------
Total Stockholder's Equity                               $163,014
----------------------------------- -----------------------------------
Total Liabilities and
Stockholder Equity                                       $338,627

RISK FACTORS

AN INVESTMENT IN THE SHARES OF COMMON STOCK OFFERED IN THIS PROSPECTUS
INVOLVES A HIGH DEGREE OF RISK. WE CANNOT ASSURE PROSPECTIVE INVESTORS THAT WE
WILL CONTINUE OPERATIONS, GENERATE REVENUES OR MAKE A PROFIT IN THE FUTURE.

Our poor financial condition raises substantial doubt about our ability to continue as a going concern; you will be unable to determine whether we will ever become profitable.
     We are a development stage company with no revenues through October 31,
2000 and limited revenues since November, 2000 totaling only $6,376, as follows:
o        November 2000   $182
o        December 2000 $1,048
o        January  2001 $2,573
o        February 2001 $2,573

From our inception to October 31, 2000, we incurred operating losses of $633,806 and had a working capital deficiency of $143,176. In addition, as of October 31,
2000, we had only $21,098 of current assets, only $13,613 of which is cash.
Although our cash position increased to $465,724 as of December 31, 2000, we still cannot satisfy our cash requirements for a period of 12 months through our existing cash resources; accordingly there are no assurances that our cash and revenues will be sufficient to satisfy anticipated capital expenditures of

$1,094,600 over the next twelve months. Our ability to continue as a going concern is dependent on our ability to raise additional capital or obtain financing and implement our business plan; however there is no assurance that such capital or financing will be available. As such, there is substantial doubt about our ability to continue as a going concern over the next twelve months. We anticipate that we will experience continued losses, even if we obtain funding through various financing means. Our poor financial condition could adversely affect our ability to hire employees, develop our website or purchase equipment and inventory. Because we are currently operating at a substantial loss, with a limited operating history and no reliable revenue source, an investor cannot determine if we will ever become profitable.

We are a development stage company in the business of Internet advertising and we have a limited operating history; accordingly, you will be unable to evaluate whether our Internet advertising business will be successful.
     Our business has consisted only of our development of a business database website and limited sales of our Internet advertisements. You must consider the risks and difficulties frequently encountered by development stage companies in the Internet advertising business, which have little or no operating history, including whether we will be able to overcome the following challenges:

        o        Whether we can establish a presence on  the Internet or develop a customer base;
        o        Our ability to adequately train our sales force in how to sell and construct our Internet display advertisements;
        o        Inordinate development expenses;
        o        Dependence on our Internet display advertising business and consumer search services that have had only limited market acceptance;
        o        Whether we are able to compete effectively against established
                 Internet websites offering the same type of business database search services;
        o        Our ability to generate sufficient revenues to offset the
                 substantial costs of implementing a sales force, developing customer support and administrative infrastructure, and
                 enhancing technologies pertaining to our website and
                 operations; and
        o        Our ability to attract and retain customers despite
                 traditionally high attrition rates among Internet-related
                 start-ups.

     Because significant up-front advertising, sales, and other expenses are required to develop and expand our Internet display advertisements, we anticipate that we may incur losses until revenues are sufficient to cover our operating costs. Future losses are likely before our operations become profitable. As a result of our limited operating history, you will have no basis upon which to accurately forecast our:

        o        Total Revenues;
        o        Gross and operating margins; and
        o        Labor costs

                                       10

     Accordingly, you have no basis upon which to judge our ability to develop our business and you will be unable to forecast our future growth.

There is no trading market for our shares of common stock and you may be unable to sell your investment quickly or at all.

     Investors should be aware of the long-term nature of, and the lack of liquidity of an investment in our common stock. Our common stock is not registered under the Securities Act of 1933 or under any applicable state securities laws. The securities must be acquired for investment purposes only and not with a view to resell or distribute to others. In addition, no trading or other market exists for the common stock. There is no assurance that a trading market will develop at any time in the future. While we are registering the shares of selling security holders in this registration statement, there can be no assurance that the Securities and Exchange Commission will declare our registration statement effective.

     We intend to apply for listing of our securities on the Over the Counter
Bulletin Board, but there can be no assurance that we will be able to obtain this listing. Over the Counter Bulletin Board securities are not listed and traded on the floor of an organized national or regional stock exchange.
Instead, Over the Counter Bulletin Board securities transactions are conducted through a telephone and computer network connecting dealers in stocks.
Over-the-Counter Bulletin Board securities traditionally involve smaller companies that do not meet the financial and other listing requirements of a regional or national stock exchange.

     There has never been a market for our securities. There is no established public trading market or market maker for our securities. There can be no assurance that a trading market for our common stock will be established or that, if established, a market will be sustained.

     A market maker sponsoring a company's securities is required to obtain a listing of the securities on any of the public trading markets, including the
Over the Counter Bulletin Board. If we are unable to obtain a market maker for our securities, we will be unable to develop a trading market for our common stock. We may be unable to locate a market maker that will agree to sponsor our securities. Even if we do locate a market maker, there is still no assurance that our securities will be able to meet the requirements for a quotation or that the securities will be accepted for listing on the Over the Counter
Bulletin Board.

     Therefore, if you purchase our securities you may be unable to sell them and, you should be able to bear the financial risk of losing your entire investment.

Because our common stock is considered a penny stock, any investment in our common stock is considered to be a high-risk investment and is subject to restrictions on marketability; you may be unable to sell your shares.
     Our Shares are "penny stocks" as that term is generally defined in the
Securities Exchange Act of 1934 as equity securities with a price of less than

                                       11

$5.00. Our shares may be subject to rules that impose sales practice and disclosure requirements on broker-dealers who engage in certain transactions involving a penny stock.

     Under the penny stock regulations, a broker-dealer selling a penny stock to anyone other than an established customer or "accredited investor" must make a special suitability determination regarding the purchaser and must receive the purchaser's written consent to the transaction prior to the sale, unless the broker-dealer is otherwise exempt. Generally, an individual with a net worth in excess of $1,000,000 or annual income exceeding $200,000 individually or
$300,000 together with his or her spouse is considered an accredited investor.
In addition, under the penny stock regulations the broker-dealer is required to:
        o        Deliver, prior to any transaction involving a penny stock, a disclosure schedule prepared by the Securities and Exchange
                 Commission relating to the penny stock market, unless the
                 broker-dealer or the transaction is otherwise exempt;
        o        Disclose commissions payable to the broker-dealer and its
                 registered representatives and current bid and offer quotations for the securities;
        o        Send monthly statements disclosing recent price information pertaining to the penny stock held in a customer's account, the account's value and information regarding the limited market in penny stocks.
        o        Make a special written determination that the penny stock is a suitable investment for the purchaser and receive the
                 purchaser's written agreement to the transaction, prior to conducting any penny stock transaction in the customer's account.

     Because of these regulations, broker-dealers may encounter difficulties in their attempt to sell shares of our common stock, which may affect the ability of selling security holders or other holders to sell their shares in the secondary market and have the effect of reducing the level of trading activity in the secondary market. These additional sales practice and disclosure requirements could impede the sale of our securities, if our securities become publicly traded. In addition, the liquidity for our securities may be adversely affected, with a corresponding decrease in the price of our securities. Our shares may someday be subject to such penny stock rules and our shareholders will, in all likelihood, find it difficult to sell their securities.

If our common stock becomes tradable on the Over-the-Counter Bulletin
Board, sales of our common stock by selling shareholders could reduce the price of our common stock and decrease the public interest in our common stock.
     By our filing of this registration statement, we are attempting to register
3,488,820 shares of our common stock held by the selling shareholders. If this registration statement is declared effective, the selling shareholders will be able to sell their shares at negotiated prices. If our common stock becomes tradable on the Over the Counter Bulletin Board, prospective purchasers will be able to purchase and our selling shareholders will be able to sell our common stock in the open market. If a substantial amount of the selling shareholders'
shares of common stock are sold, especially if the nine selling shareholders that each have share holdings in excess of 100,000 shares, sell their shares, which in the aggregate total 2,625,000 shares, there may be downward price pressures on our common stock price. This selling activity could:

        o        Cause the market price of our common stock to decrease in value
        o        Decrease the level of public interest in our common stock;

                                       12

        o        Inhibit buying activity that might otherwise help support the market price of our common stock; and
        o        Prevent possible upward price movements in our common stock.

Our business is dependent upon obtaining and retaining advertising customers; if we fail to obtain a sufficient number of advertising customers to sustain our operations, we may have to seek alternative revenue sources that would cause substantial delays in our operations or failure of our Internet display advertising as our sole revenue source.
     Our ability to develop and expand our business is dependent upon the number of advertisers that advertise on our website. To date, we have only sold a limited number of Internet display advertisers that appear on our website. The use of the Internet as an advertising medium is a relatively new form of advertising that has only achieved limited market acceptance. Many advertisers have limited experience on the Internet and are reluctant to use Internet advertising. Their are no assurances that our sales force will be successful in generating advertising revenues. Accordingly, our advertising services may not be successful.

     Accordingly, if we are unsuccessful in making advertising sales, we may be forced to revise our business plan by seeking alternative revenue sources. For instance, we could charge an access fee or search fee for the business searches conducted on our business database website; however, because the same information will be available elsewhere at no cost, our implementation of these fees may discourage persons from using our business database. Moreover, any changes we make to our fee structure will cause substantial delays in our operations or failure of our Internet display advertising as our sole revenue source.

We will rely upon third parties for the development and maintenance of our technological components; any failures on the part of our third party providers may negatively impact our Internet connections and the security and integrity of our software and accounting.
     We will rely on third parties to maintain, house and operate the Internet servers that host our website and business database. Although our agreements with these third parties include service agreements, in the event of any technical failures, there is no assurance that the third parties will comply with the terms of the service agreements. Any service interruptions resulting from failures by third party maintenance providers would have a negative impact on confidence in our services.

     In addition, we will rely upon third parties to process our billings and payments due to us. Any service interruptions by these third party providers due to computer failures, labor problems, credit card fraud, or other unforeseen developments, could cause accounting errors or possible cash flow disruptions.

     We also rely upon third party providers to write and improve our software per our specifications. These third parties may be unable to keep up with new technology that may be required in order to adjust to the rapidly changing
Internet arena. Any failure to meet the demands of new technology may undermine any present or future attempts to gain market awareness and acceptance.

                                       13

     Any failures on the part of our third party providers could negatively impact the operation of our website and business database.

We have only two methods of promoting our Internet display advertising business; if these methods are inadequate, we will have to adopt new methods of promoting our Internet advertising which may increase our costs and cause substantial interruptions to our operations.
     We now have only our billboard advertising and our sales visits to businesses that promote our Internet display advertising business. There are no assurances that our billboard advertising or personal sales visits will be an effective means by which to attract customers to our form of advertising. If these methods of attracting advertising revenue are ineffective, we will be forced to develop new methods of promoting our Internet display advertisements, which may increase our costs of conducting business and cause interruptions in our operations.

We have no insurance to cover risk of loss from theft or damage to the personal computers and digital cameras that we will provide to our sales force;
because we will be forced to expend additional funds to replace this equipment in the event of theft or damage, our total operating costs will increase.
    We will be providing our salespersons with personal computers to construct the Internet advertisements and digital cameras to take pictures of businesses that will be incorporated into the advertisements. We may experience loss from theft or damage to this equipment; however, we have no insurance coverage to cover any such risk of loss. If we have to absorb the cost of replacing or repairing the damaged or lost equipment, our total operating costs will increase.

We devote substantial resources to our business information database from which we receive no direct revenues; if our costs related to the information database exceed our revenue sources, we may have to charge fees for business information searches, which may reduce or eliminate our revenues from sales of our Internet display advertisements.
     We pay Axciom Company a fee for the right to use their business information database software. We also have other costs associated with our business database including the leasing and maintenance of our servers, which contain our website and business database. Despite these costs, we derive no direct revenues from or searches conducted on our business database. Although increased visitation to our business database may enhance our prospects for increased advertising sales, there are no assurances that we will be successful in attracting increased visitation to our website or even that an increase in visitation to our website will result in increased advertising sales.

     If the costs of maintaining our information database exceed our advertising revenues, we may have to charge fees for business information searches. Because the same information will be available elsewhere at no cost, the implementation of these fees may discourage visitation to our website. In turn, because prospective advertisers may interpret that decreased visitation to our website may decrease exposure of an advertiser's business, sales of our Internet advertisements may decrease. Accordingly, the implementation of these fees may reduce or eliminate revenues from sales of our Internet advertisements.

                                       14

Our agreements with Acxiom Corporation and Interliant may be terminated by either party at any time; if either or both of these agreements are terminated by any of the contracting parties, we will lose these third party services requiring us to seek other third party services which may cause substantial delays in our operations.
     Our agreement with Acxiom Corporation, our data base supplier, may be terminated by either contracting party, at any time, with a 90-day notice. In addition, either contracting party may terminate the Interliant agreement, our server supplier, at any time, with a 30-day notice. Our existing business database is essential to our operations because it is the primary incentive for our prospective advertisers to purchase our Internet display advertisements. Our server is essential because persons wishing to access our business database will be unable to do so if our server ceases providing such services. Accordingly, if these agreements are terminated and we fail to find companies to replace these services, we may experience substantial delays in our operations until such time that we find suitable replacements to provide such services.

Our sales force will be compensated solely on a commission basis; if we are unable to retain sales personnel and/or hire replacement sales persons on a timely basis, our advertising revenues will be negatively impacted and/or we will be required to provide a salary to our sales personnel.
     Our sales personnel will be compensated only on a commission basis. If our sales personnel fail to generate enough advertising sales to provide them with what they perceive to be adequate compensation, they will seek other employment.
Accordingly, we may experience high attrition rates among our sales force. If we fail to maintain an adequate sales force on a continual basis, our advertising revenues will be negatively impacted. In addition, if we determine that compensating our sales personnel solely on a commission basis is no longer a viable way of conducting our business, we will be forced to provide our sales personnel with a wage or salary that will increase our total costs of doing business. Moreover there are no assurances that the implementation of a wage or salary for our sales personnel will be a successful means of retaining or hiring sales personnel.

We have no contracts or arrangements with computer, database or network personnel to provide technical assistance to our operations; if we fail to establish these contracts or arrangements, the presentational and technical aspects of our website, business database and Internet display advertisements will be negatively impacted.
     Our management has no Internet management, marketing or technology related work experience. We will require substantial assistance from third parties to manage, market and develop our product and services. Unless our current management has the financial resources to hire qualified computer, database or network personnel, the overall presentation and technical aspects of our website and quality of our information database and Internet display advertising may be negatively impacted.

Our vulnerability to security breaches, glitches and other computer failures, could negatively affect our ability to broaden our customer base and promote our brand name.
     The secure transmission of confidential information over public networks is a critical element of our operations. A party who is able to circumvent security

                                       15

measures could misappropriate proprietary information or cause interruptions in our operations. If we are unable to prevent unauthorized access to our user's information and transactions, the computer component of our business could be harmed. Although we intend to implement industry-standard security measures, we cannot assure that these measures will prevent future security breaches. Because our software and services are dependent upon the integrity of software and hardware systems we obtain from third parties, security breaches in these systems could materially adversely affect our business, financial condition and operating results. In this regard we face the following risks:

        o        Heavy stress placed on our systems that could cause systems failures or  operation of our systems at unacceptably low
                 speeds;
        o        Failures in our system could also be caused by acts beyond our control, such  as  failures caused by our online service
                 providers; and
        o        Failures or shortcomings in our record-keeping and data
                 processing functions performed by third parties:

     Any significant compromise of our system's security could hinder our ability to broaden our customer base and positively promote our brand name.

Because our capital requirements may vary substantially at certain times, we may need to obtain additional capital, if we fail to obtain additional capital when required, our marketing plans and operation of our business database may be hindered.
     We require substantial amounts of revenue to implement our business plan.
Our capital requirements may vary substantially depending on our rate of development and other factors. We plan to generate revenue from the sale of
Internet display advertisements. Even if we begin sales and marketing campaigns, we may not generate enough revenue to achieve profitability. Furthermore, as we continue to develop our business, we expect that our operating expenses will increase. We plan to increase our operating expenses as we:

        o        Continue to develop and improve our website and database;
        o        Increase marketing activities and advertising efforts;
        o        Hire and train salespersons and other necessary employees and consultants;
        o        Purchase computer hardware for salespersons;
        o        Purchase or lease other assets; and
        o        Increase our general and administrative functions to support our developing operations.

     In addition, the actual costs of implementing and developing our business may be more expensive than we currently anticipate. Increases in expenditures will depend on many factors including but not limited to, our advertising and marketing expenses, the number of personnel we hire, the amount and quality of the equipment we purchase, and the assets we decide to purchase or lease. We cannot assure that we will have sufficient financial resources to meet our capital needs or to operate profitably. If adequate financing is not available, we may be required to curtail operations or to obtain funds by entering into

                                       16

agreements on unattractive terms. Our inability to obtain financing or raise capital could impair our ability to market our Internet display advertisements and operate our business database.

If we are unable to attract and retain qualified personnel, we may be unable to develop or retain a sufficient customer base to fund our operations, or implement our business plan.
     Our current and future success depends on our ability to identify, attract, hire, train, retain and motivate various employees and consultants, including skilled technical, managerial and professional personnel as well as sales, marketing and customer service personnel. Competition for Internet-specific employees is intense and we may be unable to attract or retain the technical professionals necessary to maintain an effective website and business database.
Even if we out-source our Internet-related work, we may not be able to afford the fees associated with doing so. If we fail to attract and retain the necessary managerial, sales, marketing and customer service personnel, we will be unable to develop or retain a sufficient customer base to fund our operations or implement our business plan.

If we are unable to obtain a trademark for Communicate now.com and/or
Bizfinders.com., we may be unable to develop our brand name.
     We will attempt to obtain brand name recognition and protection for our
Internet names, Communicate Now.Com and BizFinders.Com. The regulations regarding the protection of domain names as trademarks are evolving and unpredictable. We may be unable to prevent third parties from acquiring domain names similar to our domain names. If a third party was to infringe upon our domain names we may become involved in litigation that may be costly and time-
consuming. In addition, any challenge to our domain names may decrease the value of our trademarks or other proprietary rights. If we fail to obtain a trademark for our business names or there is a decrease in the value of our domain names our ability to develop our brand name recognitions , will be negatively impacted.

Any reduction in our sales force could negatively impact sales of our
Internet display advertisements.
     We plan to employ a sales staff of approximately 126 sales persons and 3 sales managers over the next twelve months. We cannot assure that we will have available financial resources needed to implement a sales force of this size.
The costs associated with hiring our anticipated sales force and equipping them with computers and digital cameras may exceed our financial resources, in which case we will be unable to hire the anticipated number of sales persons. Any reduction in our sales force may negatively impact sales of our Internet display advertisements.

Because we face competition, we may be unable to successfully market our
Internet display advertisements.
     The Internet business database and Internet phone book market is becoming increasingly competitive with hundreds of competitors. Some of our biggest competitors include:
        o        The  Southwestern  Bell  Yellow  Pages;
        o        The AT&T Phone Books; and
        o        On-line Directories including:

                                       17

        o        The Any Who Internet Directory;
        o        GTE Internet  Directories and Business Phone Books;  and
        o        The Big Yellow Internet Directory.

     Our ability to compete will be based on our success in distinguishing our website from our competitors. Because we do not operate an exclusive database of information, we will encounter difficulties in distinguishing our website from others. In addition, the business information accessible through our website will be available elsewhere on the Internet and in other informational formats offered by our competitors. We also do not have an established brand name or reputation while our competitors have significantly greater brand recognition, customer bases, operating histories and financial and other resources. There can be no assurance that we will be able to compete in the Internet advertising business, which may negatively impact market awareness and acceptance of our business.

Because our principal stockholders retain control over a majority of the issued and outstanding shares, you will be limited in your ability to affect change in how we do business.
     Our principal stockholders, Mr. David Hancock and Damber Production
Company, collectively own approximately 82% of our common stock and the remaining stockholders own approximately 18% of our common stock. As a result, our two principal stockholders have significant influence over all matters requiring approval by our stockholders without the approval of minority stockholders. In addition, they are able to elect all of the members of our
Board of Directors, which allows them to significantly control our affairs and management. They are also able to affect most corporate matters requiring stockholder approval by written consent, without the need for a duly noticed and duly-held meeting of stockholders. Such control could adversely affect the market value of our common stock or delay or prevent a change in our control.
Accordingly, you will be limited in your ability to affect change in how we conduct our business.

Because conflicts of interest exist among our directors,  you should exercise caution before you invest in our common stock.
     Because some of our officers, directors and stockholders are, and may, in the future, become involved in other business activities, our officers and directors may face a conflict of interest in selecting between us and their other business interests. We have not formulated a policy for the resolution of such conflicts. One of our directors, Randal Leblanc is also the principle owner of JCL Associates and holds 125,000 of our common stock options. JCL Associates has a software development agreement with us and has developed the software we use in our Internet display advertising business. JCL Associates received 50,000 shares of our common stock which are being registered on this registration agreement in return for their development of this software. Mr. Leblanc's position as our director and as the principal owner of a company that provides services to us may create a conflict of interest. Because there are no assurances that any such conflicts or other potential conflicts will be resolved in our best interests, you should exercise caution before your purchase our common stock.

Because we have never paid dividends, you should exercise caution before making an investment in our common stock.
     As a new company, we have never paid dividends nor do we anticipate the declaration or payments of any dividends in the foreseeable future. We intend to retain earnings, if any, to finance the development and expansion of our

                                       18

business. Our Board of Directors will determine future dividend policy at their sole discretion and future dividends will be contingent upon future earnings, if any, our financial condition, capital requirements, general business conditions and other factors. Future dividends may also be affected by covenants contained in loan or other financing documents, which may be executed by us in the future.
Therefore, there can be no assurance that cash dividends of any kind will ever be paid.

ITEM 4. USE OF PROCEEDS

     Not Applicable. We will not receive any proceeds from the sale of the securities by the selling security holders.

ITEM 5. DETERMINATION OF OFFERING PRICE

     Not Applicable. The selling security holders will be able to determine the price at which they sell their securities.

ITEM 6. DILUTION

     Not Applicable. We are not offering any shares in this registration statement. All shares are being registered on behalf of our selling shareholders.

ITEM 7.  SELLING SECURITY HOLDERS

     The selling security holders named below are selling the securities. The table assumes that all of the securities will be sold in this offering. However, any or all of the securities listed below may be retained by any of the selling security holders, and therefore, no accurate forecast can be made as to the number of securities that will be held by the selling security holders upon termination of this offering. We believe that the selling security holders listed in the table have sole voting and investment powers with respect to the securities indicated. We will not receive any proceeds from the sale of the securities by the selling security holders.

--------------------------- ----------------- ---------------- ---------------- ------------------ -------------------
Name                          Relationship        Amount        Amount To Be         Amount            Percentage
                              With Issuer      Beneficially      Registered       Beneficially           Owned
                                              Owned Prior to                          Owned           Before/After
                                                 Offering                        After Offering         Offering
                                                                                       (1)                (2)
--------------------------- ----------------- ---------------- ---------------- ------------------ -------------------
--------------------------- ----------------- ---------------- ---------------- ------------------ -------------------
Amos, Charles D.                              10,000           10,000           0                  Less than 1%
--------------------------- ----------------- ---------------- ---------------- ------------------ -------------------
--------------------------- ----------------- ---------------- ---------------- ------------------ -------------------
Atanian, Debra M.                             2,000            2,000            0                  Less than 1%
--------------------------- ----------------- ---------------- ---------------- ------------------ -------------------
--------------------------- ----------------- ---------------- ---------------- ------------------ -------------------
Best, William               Consultant        16,000           16,000           0                  Less than 1%

                                       19

--------------------------- ----------------- ---------------- ---------------- ------------------ -------------------
--------------------------- ----------------- ---------------- ---------------- ------------------ -------------------
Birdwell, James Jr.                           30,000           30,000           0                  Less than 1%
--------------------------- ----------------- ---------------- ---------------- ------------------ -------------------
--------------------------- ----------------- ---------------- ---------------- ------------------ -------------------
Bitters, Charles                              600,000          600,000          0                  2.6%/Less than 1%
--------------------------- ----------------- ---------------- ---------------- ------------------ -------------------
--------------------------- ----------------- ---------------- ---------------- ------------------ -------------------
Bitters, Helen                                5,000            5,000            0                  Less than 1%
--------------------------- ----------------- ---------------- ---------------- ------------------ -------------------
--------------------------- ----------------- ---------------- ---------------- ------------------ -------------------
Boatwright, Nika M.                           10,000           10,000           0                  Less than 1%
--------------------------- ----------------- ---------------- ---------------- ------------------ -------------------
--------------------------- ----------------- ---------------- ---------------- ------------------ -------------------
Brandt, Chance Wade                           30,000           30,000           0                  Less than 1%
--------------------------- ----------------- ---------------- ---------------- ------------------ -------------------
--------------------------- ----------------- ---------------- ---------------- ------------------ -------------------
Burson, Byron                                 10,000           10,000           0                  Less than 1%
--------------------------- ----------------- ---------------- ---------------- ------------------ -------------------
--------------------------- ----------------- ---------------- ---------------- ------------------ -------------------
Butler, Tim D.                                2,500            2,500            0                  Less than 1%
--------------------------- ----------------- ---------------- ---------------- ------------------ -------------------
--------------------------- ----------------- ---------------- ---------------- ------------------ -------------------
Carruth, Johnny Bob                           425,000          375,000          50,000             1.6%/Less than 1%
--------------------------- ----------------- ---------------- ---------------- ------------------ -------------------
--------------------------- ----------------- ---------------- ---------------- ------------------ -------------------
Chance Research Corp.                         250,000          250,000          0                  Less than 1%
--------------------------- ----------------- ---------------- ---------------- ------------------ -------------------
--------------------------- ----------------- ---------------- ---------------- ------------------ -------------------
Cleveland, Charlie                            500,000          450,000          50,000             1.9%/Less than 1%
--------------------------- ----------------- ---------------- ---------------- ------------------ -------------------
--------------------------- ----------------- ---------------- ---------------- ------------------ -------------------
Crabtree, Peter                               1,250            1,250            0                  Less than 1%
--------------------------- ----------------- ---------------- ---------------- ------------------ -------------------
--------------------------- ----------------- ---------------- ---------------- ------------------ -------------------
Damber Productions, Corp.                     9,450,000        250,000          9,200,000          41%/40%
--------------------------- ----------------- ---------------- ---------------- ------------------ -------------------
--------------------------- ----------------- ---------------- ---------------- ------------------ -------------------
Dlugosch, Pete                                10,000           10,000           0                  Less than 1%
--------------------------- ----------------- ---------------- ---------------- ------------------ -------------------
--------------------------- ----------------- ---------------- ---------------- ------------------ -------------------
Drum, Max                                     20,000           20,000           0                  Less than 1%
--------------------------- ----------------- ---------------- ---------------- ------------------ -------------------
--------------------------- ----------------- ---------------- ---------------- ------------------ -------------------
Dunn, Hal                                     10,000           10,000           0                  Less than 1%
--------------------------- ----------------- ---------------- ---------------- ------------------ -------------------
--------------------------- ----------------- ---------------- ---------------- ------------------ -------------------
Eudaly, Tom R.                                10,000           10,000           0                  Less than 1%
--------------------------- ----------------- ---------------- ---------------- ------------------ -------------------
--------------------------- ----------------- ---------------- ---------------- ------------------ -------------------
Gann, Brandy                                  5,000            5,000            0                  Less than 1%
--------------------------- ----------------- ---------------- ---------------- ------------------ -------------------
--------------------------- ----------------- ---------------- ---------------- ------------------ -------------------
Glenn Pattern Family, L.P.                    50,000           50,000           0                  Less than 1%
--------------------------- ----------------- ---------------- ---------------- ------------------ -------------------
--------------------------- ----------------- ---------------- ---------------- ------------------ -------------------
Hall, Barrett                                 100,000          100,000          0                  Less than 1%
--------------------------- ----------------- ---------------- ---------------- ------------------ -------------------
--------------------------- ----------------- ---------------- ---------------- ------------------ -------------------
Hallford, Mike                                10,000           10,000           0                  Less than 1%
--------------------------- ----------------- ---------------- ---------------- ------------------ -------------------
--------------------------- ----------------- ---------------- ---------------- ------------------ -------------------
Law Offices of Brenda Lee   Law Firm          100,000          100,000          0                  Less than 1%
Hamilton, P.A.
--------------------------- ----------------- ---------------- ---------------- ------------------ -------------------
--------------------------- ----------------- ---------------- ---------------- ------------------ -------------------
Hamilton, John                                5,000            5,000            0                  Less than 1%
--------------------------- ----------------- ---------------- ---------------- ------------------ -------------------
--------------------------- ----------------- ---------------- ---------------- ------------------ -------------------
Hancock, David              President and     9,441,500        250,000          9,191,500          41%/40%
                            Director
--------------------------- ----------------- ---------------- ---------------- ------------------ -------------------
--------------------------- ----------------- ---------------- ---------------- ------------------ -------------------
Hanson, Thomas                                1,000            1,000            0                  Less than 1%
--------------------------- ----------------- ---------------- ---------------- ------------------ -------------------
--------------------------- ----------------- ---------------- ---------------- ------------------ -------------------
Harless, Sheila                               10,000           10,000           0                  Less than 1%
--------------------------- ----------------- ---------------- ---------------- ------------------ -------------------
--------------------------- ----------------- ---------------- ---------------- ------------------ -------------------
Harris, Carolyn                               1,000            1,000            0                  Less than 1%
--------------------------- ----------------- ---------------- ---------------- ------------------ -------------------
--------------------------- ----------------- ---------------- ---------------- ------------------ -------------------
Harris, Henry                                 21,000           21,000           0                  Less than 1%
--------------------------- ----------------- ---------------- ---------------- ------------------ -------------------
--------------------------- ----------------- ---------------- ---------------- ------------------ -------------------
Irby, Jim                                     30,000           30,000           0                  Less than 1%
--------------------------- ----------------- ---------------- ---------------- ------------------ -------------------
--------------------------- ----------------- ---------------- ---------------- ------------------ -------------------
Jacoby, Allen, J.                             20,000           20,000           0                  Less than 1%
--------------------------- ----------------- ---------------- ---------------- ------------------ -------------------
--------------------------- ----------------- ---------------- ---------------- ------------------ -------------------
JCL Associates, Inc.                          50,000           50,000           0                  Less than 1%
--------------------------- ----------------- ---------------- ---------------- ------------------ -------------------
--------------------------- ----------------- ---------------- ---------------- ------------------ -------------------
Lacy, Chad                                    20,000           20,000           0                  Less than 1%
--------------------------- ----------------- ---------------- ---------------- ------------------ -------------------
--------------------------- ----------------- ---------------- ---------------- ------------------ -------------------
Lancaster, B. Joye                            1,000            1,000            0                  Less than 1%

                                       20

--------------------------- ----------------- ---------------- ---------------- ------------------ -------------------
--------------------------- ----------------- ---------------- ---------------- ------------------ -------------------
Lane, Charlene                                120,000          100,000          20,000             Less than 1%
--------------------------- ----------------- ---------------- ---------------- ------------------ -------------------
--------------------------- ----------------- ---------------- ---------------- ------------------ -------------------
Langerhans, Roy R.                            2,000            2,000            0                  Less than 1%
--------------------------- ----------------- ---------------- ---------------- ------------------ -------------------
--------------------------- ----------------- ---------------- ---------------- ------------------ -------------------
Lisner, Tracy                                 10,000           10,000           0                  Less than 1%
--------------------------- ----------------- ---------------- ---------------- ------------------ -------------------
--------------------------- ----------------- ---------------- ---------------- ------------------ -------------------
Lynam, Bruce                                  5,000            5,000            0                  Less than 1%
--------------------------- ----------------- ---------------- ---------------- ------------------ -------------------
--------------------------- ----------------- ---------------- ---------------- ------------------ -------------------
McCarthy, Elsie                               5,000            5,000            0                  Less than 1%
--------------------------- ----------------- ---------------- ---------------- ------------------ -------------------
--------------------------- ----------------- ---------------- ---------------- ------------------ -------------------
McDonald, Christel                            1,000            1,000            0                  Less than 1%
--------------------------- ----------------- ---------------- ---------------- ------------------ -------------------
--------------------------- ----------------- ---------------- ---------------- ------------------ -------------------
McGregor, Chris                               5,000            5,000            0                  Less than 1%
--------------------------- ----------------- ---------------- ---------------- ------------------ -------------------
--------------------------- ----------------- ---------------- ---------------- ------------------ -------------------
McNeely, Lance                                10,000           10,000           0                  Less than 1%
--------------------------- ----------------- ---------------- ---------------- ------------------ -------------------
--------------------------- ----------------- ---------------- ---------------- ------------------ -------------------
Michael, Richard                              150,000          150,000          0                  Less than 1%
--------------------------- ----------------- ---------------- ---------------- ------------------ -------------------
--------------------------- ----------------- ---------------- ---------------- ------------------ -------------------
Mitchell, J. Brad                             5,000            5,000            0                  Less than 1%
--------------------------- ----------------- ---------------- ---------------- ------------------ -------------------
--------------------------- ----------------- ---------------- ---------------- ------------------ -------------------
Morrison, Jeff                                3,500            3,500            0                  Less than 1%
--------------------------- ----------------- ---------------- ---------------- ------------------ -------------------
--------------------------- ----------------- ---------------- ---------------- ------------------ -------------------
Newton, Tommy                                 2,500            2,500            0                  Less than 1%
--------------------------- ----------------- ---------------- ---------------- ------------------ -------------------
--------------------------- ----------------- ---------------- ---------------- ------------------ -------------------
Oplinger, T.                                  20,000           20,000           0                  Less than 1%
--------------------------- ----------------- ---------------- ---------------- ------------------ -------------------
--------------------------- ----------------- ---------------- ---------------- ------------------ -------------------
Ozgo, Tom                                     3,920            3,920            0                  Less than 1%
--------------------------- ----------------- ---------------- ---------------- ------------------ -------------------
--------------------------- ----------------- ---------------- ---------------- ------------------ -------------------
Ozgo, Thomas W.                               1,250            1,250            0                  Less than 1%
--------------------------- ----------------- ---------------- ---------------- ------------------ -------------------
--------------------------- ----------------- ---------------- ---------------- ------------------ -------------------
Petree, Monte                                 20,000           20,000           0                  Less than 1%
--------------------------- ----------------- ---------------- ---------------- ------------------ -------------------
--------------------------- ----------------- ---------------- ---------------- ------------------ -------------------
Petter, Roger A.                              25,000           25,000           0                  Less than 1%
--------------------------- ----------------- ---------------- ---------------- ------------------ -------------------
--------------------------- ----------------- ---------------- ---------------- ------------------ -------------------
Powers, Jimmy                                 50,000           50,000           0                  Less than 1%
--------------------------- ----------------- ---------------- ---------------- ------------------ -------------------
--------------------------- ----------------- ---------------- ---------------- ------------------ -------------------
Reider, John L.                               10,000           10,000           0                  Less than 1%
--------------------------- ----------------- ---------------- ---------------- ------------------ -------------------
--------------------------- ----------------- ---------------- ---------------- ------------------ -------------------
Rideout, John T.                              20,000           20,000           0                  Less than 1%
--------------------------- ----------------- ---------------- ---------------- ------------------ -------------------
--------------------------- ----------------- ---------------- ---------------- ------------------ -------------------
Rhoads, Michael                               2,000            2,000            0                  Less than 1%
--------------------------- ----------------- ---------------- ---------------- ------------------ -------------------
--------------------------- ----------------- ---------------- ---------------- ------------------ -------------------
Roth, David                                   2,500            2,500            0                  Less than 1%
--------------------------- ----------------- ---------------- ---------------- ------------------ -------------------
--------------------------- ----------------- ---------------- ---------------- ------------------ -------------------
Sanderson, Bruce                              10,000           10,000           0                  Less than 1%
--------------------------- ----------------- ---------------- ---------------- ------------------ -------------------
--------------------------- ----------------- ---------------- ---------------- ------------------ -------------------
Scheible, Margarette                          15,000           15,000           0                  Less than 1%
--------------------------- ----------------- ---------------- ---------------- ------------------ -------------------
--------------------------- ----------------- ---------------- ---------------- ------------------ -------------------
Seay, Jimmy                                   5,000            5,000            0                  Less than 1%
--------------------------- ----------------- ---------------- ---------------- ------------------ -------------------
--------------------------- ----------------- ---------------- ---------------- ------------------ -------------------
Sims, John F.                                 5,000            5,000            0                  Less than 1%
--------------------------- ----------------- ---------------- ---------------- ------------------ -------------------
--------------------------- ----------------- ---------------- ---------------- ------------------ -------------------
Smith, Carl                                   10,000           10,000           0                  Less than 1%
--------------------------- ----------------- ---------------- ---------------- ------------------ -------------------
--------------------------- ----------------- ---------------- ---------------- ------------------ -------------------
Smith, Jackie                                 10,000           10,000           0                  Less than 1%
--------------------------- ----------------- ---------------- ---------------- ------------------ -------------------
--------------------------- ----------------- ---------------- ---------------- ------------------ -------------------
Smith, Shane D.                               10,000           10,000           0                  Less than 1%
--------------------------- ----------------- ---------------- ---------------- ------------------ -------------------
--------------------------- ----------------- ---------------- ---------------- ------------------ -------------------
Stephenson, James A.                          900              900              0                  Less than 1%
--------------------------- ----------------- ---------------- ---------------- ------------------ -------------------
--------------------------- ----------------- ---------------- ---------------- ------------------ -------------------
Texas Industrial Scrap                        25,000           25,000           0                  Less than 1%
Metal, Inc.
--------------------------- ----------------- ---------------- ---------------- ------------------ -------------------
--------------------------- ----------------- ---------------- ---------------- ------------------ -------------------
Vaca, Gabriel                                 2,500            2,500            0                  Less than 1%
--------------------------- ----------------- ---------------- ---------------- ------------------ -------------------
--------------------------- ----------------- ---------------- ---------------- ------------------ -------------------
Vogel, Luther N.                              1,000            1,000            0                  Less than 1%
--------------------------- ----------------- ---------------- ---------------- ------------------ -------------------
--------------------------- ----------------- ---------------- ---------------- ------------------ -------------------
Wang, Margaret Yuk Chu                        100,000          100,000          0                  Less than 1%
--------------------------- ----------------- ---------------- ---------------- ------------------ -------------------
--------------------------- ----------------- ---------------- ---------------- ------------------ -------------------
Waskom, Sam D.                                2,000            2,000            0                  Less than 1%
--------------------------- ----------------- ---------------- ---------------- ------------------ -------------------
--------------------------- ----------------- ---------------- ---------------- ------------------ -------------------
Weatherford, David                            2,000            2,000            0                  Less than 1%
--------------------------- ----------------- ---------------- ---------------- ------------------ -------------------
--------------------------- ----------------- ---------------- ---------------- ------------------ -------------------
Williams, Clay                                1,000            1,000            0                  Less than 1%

                                       21

--------------------------- ----------------- ---------------- ---------------- ------------------ -------------------
--------------------------- ----------------- ---------------- ---------------- ------------------ -------------------
Williams, J. Marvin                           10,000           10,000           0                  Less than 1%
--------------------------- ----------------- ---------------- ---------------- ------------------ -------------------
--------------------------- ----------------- ---------------- ---------------- ------------------ -------------------
Winkler, Jack                                 10,000           10,000           0                  Less than 1%
Motors, Inc.
--------------------------- ----------------- ---------------- ---------------- ------------------ -------------------
--------------------------- ----------------- ---------------- ---------------- ------------------ -------------------
Winkler, Jack                                 10,000           10,000           0                  Less than 1%
Resource Limited
Partnership
--------------------------- ----------------- ---------------- ---------------- ------------------ -------------------
--------------------------- ----------------- ---------------- ---------------- ------------------ -------------------
Winkler, John                                 10,000           10,000           0                  Less than 1%
--------------------------- ----------------- ---------------- ---------------- ------------------ -------------------
--------------------------- ----------------- ---------------- ---------------- ------------------ -------------------

--------------------------- ----------------- ---------------- ---------------- ------------------ -------------------
--------------------------- ----------------- ---------------- ---------------- ------------------ -------------------
Ying Wai Lam, Patrick                         20,000           20,000           0                  Less than 1%
--------------------------- ----------------- ---------------- ---------------- ------------------ -------------------
--------------------------- ----------------- ---------------- ---------------- ------------------ -------------------
Zerr, Stephen J.                              10,000           10,000           0                  Less than 1%
--------------------------- ----------------- ---------------- ---------------- ------------------ -------------------
--------------------------- ----------------- ---------------- ---------------- ------------------ -------------------
TOTAL                                         22,000,320       3,488,820        18,511,500         95.6%/80.5%
--------------------------- ----------------- ---------------- ---------------- ------------------ -------------------

(1)      Assumes all registered selling shareholders shares will be sold.
(2)      Assumes the sale of 3,488,820 shares of Common Stock held by the selling shareholders

     We intend to seek qualification for sale of the securities in those states where the securities will be offered. That qualification is necessary to resell the securities in the public market and only if the securities are qualified for sale or are exempt from qualification in the states in which the selling shareholders or proposed purchasers reside. There is no assurance that the states in which we seek qualification will approve of the security resales.

     ITEM 8.  PLAN OF DISTRIBUTION

     Our Selling Shareholders are offering 3,488,820 shares of our common stock.

     The selling shareholders may sell their shares at any price. We will not receive proceeds from the sale of shares by the selling shareholders.

     The securities offered by this prospectus will be sold by the selling security holders or by those to whom such shares are transferred. We are not aware of any underwriting arrangements that have been entered into by the selling security holders. The distribution of the securities by the selling security holders may be effected in one or more transactions that may take place in the over-the-counter market, including broker's transactions, privately negotiated transactions or through sales to one or more dealers acting as principals in the resale of these securities.

     Any of the selling security holders, acting alone or in concert with one another, may be considered statutory underwriters under the Securities Act of
1933, if they are directly or indirectly conducting an illegal distribution of the securities on behalf of our corporation. For instance, an illegal distribution may occur if any of the selling security holders were to provide us with cash proceeds from their sales of the securities. If any of the selling shareholders are determined to be underwriters, they may be liable for securities violations in connection with any material misrepresentations or omissions made in this prospectus.

                                       22

     In addition, the selling security holders and any brokers and dealers through whom sales of the securities are made may be deemed to be "underwriters"
within the meaning of the Securities Act of 1933, and the commissions or discounts and other compensation paid to such persons may be regarded as underwriters' compensation.

     The selling security holders may pledge all or a portion of the securities owned as collateral for margin accounts or in loan transactions, and the securities may be resold pursuant to the terms of such pledges, accounts or loan transactions. Upon default by such selling security holders, the pledgee in such loan transaction would have the same rights of sale as the selling security holders under this prospectus. The selling security holders may also enter into exchange traded listed option transactions, which require the delivery of the securities listed under this prospectus. The selling security holders may also transfer securities owned in other ways not involving market makers or established trading markets, including directly by gift, distribution, or other transfer without consideration, and upon any such transfer the transferee would have the same rights of sale as such selling security holders under this prospectus.

     In addition to the above, each of the selling security holders and any other person participating in a distribution will be affected by the applicable provisions of the Securities Exchange Act of 1934, including, without limitation, Regulation M, which may limit the timing of purchases and sales of any of the securities by the selling security holders or any such other person.

     There can be no assurances that the selling security holders will sell any or all of the securities. In order to comply with state securities laws, if applicable, the securities will be sold in jurisdictions only through registered or licensed brokers or dealers. In various states, the securities may not be sold unless these securities have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with. Under applicable rules and regulations of the Securities Exchange
Act of 1934, as amended, any person engaged in a distribution of the securities may not simultaneously engage in market-making activities in these securities for a period of one or five business days prior to the commencement of such distribution.

     All of the foregoing may affect the marketability of the securities.
Pursuant to the various agreements we have with the selling security holders, we will pay all the fees and expenses incident to the registration of the securities, other than the selling security holders' pro rata share of underwriting discounts and commissions, if any, which is to be paid by the selling security holders.

     Should any substantial change occur regarding the status or other matters concerning the selling security holders, we will file a Rule 424(b) prospectus disclosing such matters.

ITEM 9.  LEGAL PROCEEDINGS

     We are not aware of any pending or threatened legal proceedings, in which we are involved.

                                       23

ITEM 10. DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS, AND CONTROL PERSONS
DIRECTORS AND EXECUTIVE OFFICERS

     The Board of Directors elects our executive officers annually. A majority vote of the directors who are in office is required to fill vacancies. Each director shall be elected for the term of one year, and until his successor is elected and qualified, or until his earlier resignation or removal. There are no family relationships between any of the directors and executive officers. Our directors and executive officers are as follows:

--------------------------------------------------------------------------------------------------
Name                            Age                 Position                      Term
--------------------------------------------------------------------------------------------------
David Hancock                    44              Director, Chairman               One
Year*                                            of the Board of
                                                 Directors, President
--------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------
Bill Elliott                     53              Director                         One Year*

--------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------
Randal Leblanc                   51              Director                         One Year*

-------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------
John C. Winkler                  55              Director                         One Year*

-------------------------------------------------------------------------------------------------

*Our Director's current terms, subject to re-election, expire on the second
Tuesday of April 2001, or within 60 days thereof.

     Mr. David Hancock has served as our President, Chief Executive Officer, and a Director since our inception. From 1992 until February 2000, Mr. Hancock served as a Technical Service Manager for Wilsonart International, where he was responsible for customer technical sales and support, customer complaints, and quality assurance for high pressure laminates, flooring products, solid surfacing sheets and shape goods, and adhesives. Mr. Hancock earned a Bachelors
Degree in Industrial Arts Education from Abilene Christian University in 1979.
Mr. Hancock does not hold any other directorships or managerial positions.

     Mr. Bill Elliott has been one of our directors since August 19, 2000. Mr.
Elliott has been the owner and operator of Bill Elliot Homes, a custom home-building company in Temple, Texas since 1985. Mr. Elliott earned a
Bachelors degree in Agri-business from Tarleton State University in 1973. Mr.
Elliott does not hold any other directorships.

                                       24

     Mr. Randal Leblanc has been one of our directors since August 19, 2000.
From 1990 to present, Mr. Leblanc has been a part owner and President of JCL
Associates, Inc., a provider of computer programming and consulting services to the Texas state area. Mr. Leblanc earned a bachelor's degree in Accounting from
McNeese State University in 1971. Mr. Leblanc does not hold any other directorships.

     Mr. John C. Winkler has been one of our directors since August 19, 2000.
Mr. Winkler has been the owner and operator of a "Four-line General Motors New
Car Franchise" and two affiliated used car lots since 1968. Mr. Winkler earned a
Bachelor's degree in Business Administration from Trinity University in 1968.
Mr. Winkler does not hold any other directorships.

SIGNIFICANT EMPLOYEES

     Ms. Sheila Diane Llewellyn has been our corporate secretary since November
2000. Ms. Llewellyn served as a sales coordinator for the flooring division of
Wilsonart, International from 1995 to 2000.

     Mr. Dennis Bash has been our Vice President of Operations and Technology since March 15, 2000. Mr. Bash served as an Operations Manager for Wilsonart
International from 1986 until March 15, 2000. As a Technical Representative, Mr.
Bash was responsible for technical support, product development, technical analysis, process development, technical sales support and technical training.
Mr. Bash earned an Associates Degree in Applied Science - Solar Engineering from
Texas State Technical College in 1982. In 1992, Mr. Bash earned a Bachelors
Degree in Management Information Systems from University of Houston.

     Ms. Bernadatee Pate has been Manager of our Training and Development
Division since December 15, 2000 and is responsible for training our sales personnel. Ms. Pate was an educator and curriculum consultant for the Temple,
Texas Independent School District from 1990 to 2000. Ms. Pate received a
Bachelors of General Studies Degree with a concentration in Religious Education from Howard Payne University located in Brownwood, Texas in 1986. Ms. Pate received her Teacher Certification from the University of Mary Hardin Baylor located in Belton, Texas in 1991. Ms. Pate also received a Masters Degree of
Agriculture in Plant Science from Texas A&M University located in Bryan
College Station, Texas in 1999.

FAMILY RELATIONSHIPS

     There are no family relationships among our officers, directors, or persons nominated for such positions.

LEGAL PROCEEDINGS.

                                       25

     No officer, director, or persons nominated for such positions,  promoter or significant  employee  has been  involved  in legal  proceedings  that  would be material to an evaluation of our management.

ITEM 11. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following tables set forth the ownership, as of February 6, 2001, of our common stock (a) by each person known by us to be the beneficial owner of more than 5% of our outstanding common stock, and (b) by each of our directors, by all executive officers and our directors as a group. To the best of our knowledge, all persons named have sole voting and investment power with respect to such shares, except as otherwise noted. There are not any pending or anticipated arrangements that may cause a change in control of our company.

                 Security Ownership of Certain Beneficial Owners

-------------------- ---------------------------- ----------------- -------------------- --------------------
Title of Class       Name& Address               # Of Shares       Nature of Current    Current %
                                                                    Ownership
-------------------- ---------------------------- ----------------- -------------------- --------------------
-------------------- ---------------------------- ----------------- -------------------- --------------------
Common               David Hancock
                     3402 Red Bud Road            9,441,500         Direct               41%
                     Temple, Texas 76502
-------------------- ---------------------------- ----------------- -------------------- --------------------
-------------------- ---------------------------- ----------------- -------------------- --------------------
Common               Damber Production Corp.
                     Amanda Bitters (sole owner)  9,450,000         Direct               41%
                     P.O. Box 1136
                     Mineral Wells, Texas 76068
-------------------- ---------------------------- ----------------- -------------------- --------------------
-------------------- ---------------------------- ----------------- -------------------- --------------------
TOTAL                                             18,891,500        Direct               82%
-------------------- ---------------------------- ----------------- -------------------- --------------------

                  Security Ownership of Officers and Directors

-------------------- ------------------------------ -------------- --------------------- --------------------
Title of Class       Name & Address                 # Of Shares    Nature of Current     Current %
                                                                   Ownership
-------------------- ------------------------------ -------------- --------------------- --------------------
-------------------- ------------------------------ -------------- --------------------- --------------------
Common               David Hancock
                     President & Chairman of the    9,441,500      Direct                41%
                     Board of Directors
                     3402 Red Bud Road
                     Temple, Texas 76502
-------------------- ------------------------------ -------------- --------------------- --------------------
-------------------- ------------------------------ -------------- --------------------- --------------------
Common               William Elliott (Director)     Option for

                                       26

                     88 Oakmount Circle             125,000                              0.005%
                     Morgan Point Resort, Texas
                      76513
-------------------- ------------------------------ -------------- --------------------- --------------------
-------------------- ------------------------------ -------------- --------------------- --------------------
Common               Jackie Winkler (Director)      Option for
                     1209 Shady Lane                125,000                              0.005%
                     Hondo, Texas 78861
-------------------- ------------------------------ -------------- --------------------- --------------------
-------------------- ------------------------------ -------------- --------------------- --------------------
Common               Randal Leblanc                 Option for
                     6200 Savoy Drive #1200         125,000                              0.005%
                     Houston, Texas 76502
-------------------- ------------------------------ -------------- --------------------- --------------------
-------------------- ------------------------------ -------------- --------------------- --------------------
Total                                               9,816,500                            41.02%
-------------------- ------------------------------ -------------- --------------------- --------------------

ITEM 12. DESCRIPTION OF SECURITIES

     The following description is a summary of the material terms of our
Articles of Incorporation and Bylaws. The Articles of Incorporation and Bylaws
have been filed as exhibits to the registration statement of which this prospectus is a part.

COMMON STOCK

GENERAL:

     We are authorized to issue 100,000,000 shares of common stock with a par value of $.0001 per share. As of February 6, 2001, there were 22,998,820 common shares issued and outstanding held by 90 shareholders of record. All shares of common stock outstanding are validly issued, fully paid and non-assessable.

VOTING RIGHTS:

     Each share of common stock entitles the holder to one vote, either in person or by proxy, at meetings of shareholders. The holders are not permitted to vote their shares cumulatively. Accordingly, the holders of common stock holding, in the aggregate, more than fifty percent of the total voting rights can elect all of our directors and, in such event, the holders of the remaining minority shares will not be able to elect any of the such directors. The vote of the holders of a majority of the issued and outstanding shares of common stock entitled to vote thereon is sufficient to authorize, affirm, ratify or consent to such act or action, except as otherwise provided by law.

DIVIDEND POLICY:

                                       27

     Holders of common stock are entitled to receive ratably such dividends, if any, as may be declared by the board of directors out of funds legally available. We have not paid any dividends since our inception and presently anticipate that all earnings, if any, will be retained for development of our business. Any future disposition of dividends will be at the discretion of our
Board of Directors and will depend upon, among other things, our future earnings, operating and financial condition, capital requirements, and other factors.

MISCELLANEOUS RIGHTS AND PROVISIONS:

     Holders of our common stock have no preemptive rights. Upon our liquidation, dissolution or winding up, the holders of our common stock will be entitled to share ratably in the net assets legally available for distribution to shareholders after the payment of all of our debts and other liabilities. All outstanding shares of our common stock are, and the common stock to be outstanding upon completion of this offering will be fully paid and assessable.
There are not any provisions in our Articles of Incorporation or our by-laws that would prevent or delay change in our control.

SHARES ELIGIBLE FOR FUTURE SALE.

     Once this registration statement is effective, the 3,488,820 shares being offered by our selling shareholders will be freely tradable without restrictions under the Securities Act of 1933, except for any shares held by our
"affiliates", which will be restricted by the resale limitations of Rule 144 under the Securities Act of 1933.

     In general, under Rule 144 as currently in effect, any of our affiliates and any person or persons whose sales are aggregated who has beneficially owned his or her restricted shares for at least one year, may be entitled to sell in the open market within any three-month period a number of shares of common stock that does not exceed the greater of (i) 1% of the then outstanding shares of our common stock, or (ii) the average weekly trading volume in the common stock during the four calendar weeks preceding such sale. Sales under Rule 144 are also affected by limitations on manner of sale, notice requirements, and availability of current public information about us. Non-affiliates who have held their restricted shares for one year may be entitled to sell their shares under Rule 144 without regard to any of the above limitations, provided they have not been affiliates for the three months preceding such sale.

     Further, Rule 144A as currently in effect, in general, permits unlimited resales of restricted securities of any issuer provided that the purchaser is an institution that owns and invests on a discretionary basis at least $100 million in securities or is a registered broker-dealer that owns and invests $10 million in securities. Rule 144A allows our existing stockholders to sell their shares of common stock to such institutions and registered broker-dealers without regard to any volume or other restrictions. Unlike under Rule 144, restricted securities sold under Rule 144A to non-affiliates do not lose their status as restricted securities.

     As a result of the provisions of Rule 144, all of the restricted securities could be available for sale in a public market, if developed, beginning 90 days

                                       28

after the date of this prospectus. The availability for sale of substantial amounts of common stock under Rule 144 could adversely affect prevailing market prices for our securities.

ITEM 13. INTEREST OF NAMED EXPERTS AND COUNSEL

     Our Financial Statements for the period ending October 31, 2000 have been included in this prospectus in reliance upon Salberg & Company, P.A., independent Certified Public Accountants, as experts in accounting and auditing.
The Law Offices of Hamilton, Lehrer and Dargan, P.A. opined upon the validity of the securities being offered and other legal matters. Brenda Lee Hamilton of the
Law Firm of Hamilton, Lehrer and Dargan, received compensation of $10,000 cash and 100,000 shares of stock as consideration for legal services.

ITEM 14. DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES
LIABILITIES

     The By-laws of this corporation, subject to the provisions of Section 145 of Delaware General Corporation Law, contain provisions which allow the corporation to indemnify any person against liabilities and other expenses incurred as the result of defending or administering any pending or anticipated legal issue in connection with service to us if it is determined that person acted in good faith and in a manner which he reasonably believed was in the best interest of the corporation. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

ITEM 15. ORGANIZATION WITHIN LAST FIVE YEARS

     On January 31, 2000 at our inception, we issued 10,000,000 shares of our common stock to David Hancock.

     On January 31, 2000 at our inception, we issued 10,000,000 shares of our common stock to Damber Productions Corp., a Texas corporation, a Texas corporation that operates an oil and gas lease and exploration business in
Mineral Wells, Texas. These shares were issued in exchange for services rendered in our corporate formation by the sole shareholder, officer and director of
Damber Productions Corp., Amanda Bitters. Specifically, Ms. Bitters formulated our business concept of operating an Internet display advertising business supported by operation of a business database search service. In addition, Ms.
Bitters assisted in the preparation of our business plan.

     On March 26, 2000, we entered into a Software Development Agreement with
JCL Associates. We paid JCL Associates $200,000.00 to develop our proprietary point-of-sale software and administrative support software that will allow for the integration of sales, billing and payments. JCL Associates also agreed to provide us with technical services. The software development fee of $200,000.00

                                       29

was payable in two installments of $90,000.00 and $110,000.00, both of which have been paid. Mr. Randal Leblanc is the President and a principle owner of JCL
Associates. Mr. Leblanc holds 33,000 of 100,000 total outstanding shares of JCL
Associates. On August 19, 2000, we nominated and elected Mr. Randal Leblanc to serve as our Director. In November 2000, JCL Associates received 50,000 shares of common stock in return for software enhancements JCL Associates provided to
us. In consideration for his services as our Director, Mr. Leblanc may exercise a non-transferable option to purchase up to 125,000 shares of our common stock at $1.00 per share while he serves as one of our Directors Because Mr. Leblanc is a principal of JCL Associates and one of our directors, a possible conflict of interest exists.

     On April 16, 2000, we entered into a consulting agreement with Charles
Bitters for general business start-up consulting. In consideration for his services, we paid Mr. Charles Bitters $10,000. Mr. Bitters is the father of
Amanda Bitters who is the President and sole Director of Damber Production
Company. Damber Production Company is a beneficial owner of 41% our common stock.

     On August 19, 2000, we nominated and elected Mr. William Elliott to serve as a Director. In consideration for his services as our Director, Mr. Elliott may exercise a non-transferable option to purchase up to 125,000 shares of our common stock at $1.00 per share while he serves as our Director.

     On August 19, 2000, we nominated and elected Mr. John C.Winkler to serve as a Director. In consideration for his services as our Director, Mr. Winkler may exercise a non-transferable option to purchase up to 125,000 shares of our common stock at $1.00 per share while he serves as our Director.

     On October 20, 2000, we entered into a second consulting agreement with
Charles Bitters. In consideration for his services, we paid Mr. Charles Bitters
$16,500 and 600,000 shares of our common stock. Mr. Bitters is the father of
Amanda Bitters, who is the President and sole Director of Damber Production
Company. Damber Production Company is the beneficial owner of 41% of our common stock.

     Other than the above transactions, we have not entered into any material transactions with any director, executive officer, nominee for director, beneficial owner of five percent or more of our common stock, or family members of such persons. Also, we have not had any transactions with any promoter. We are not a subsidiary of any company.

ITEM 16. DESCRIPTION OF BUSINESS

BUSINESS DEVELOPMENT.
     We were incorporated in Delaware on January 31, 2000 for the purpose of engaging in an Internet based advertising business. We have operated as a development stage company since our inception. We have devoted all of our efforts to:
        o        Financial  planning;
        o        Formulating  our business  plan;
        o        Raising capital;

                                       30

        o        Research and development of our product and services;
        o        Establish our back  office  operations;
        o        Developing  proprietary software to create our electronic display advertisements; and
        o        Establishing our website.

     We have never been the subject of any bankruptcy or receivership action. We have had no material reclassification, merger, consolidation, or purchase or sale of a significant amount of assets outside the ordinary course of business.
We began implementing our business plan in March 2000 that consisted of the above activities. We began actively attempting to sell our Internet display advertisements in November 2000.

PRINCIPAL PRODUCT & SERVICES: DATABASE SEARCHES THROUGH OUR WEBSITE:
     We are currently operating a business information website located at
www.Bizfinders.com. Our search directory allows users the ability to search for and locate businesses and business information by providing any of the following identifying information:
        o        Business name;
        o        Business location;
        o        Name of service or product or subject category;
        o        City;
        o        State; and
        o        Zip code

     We obtained a license to use this business information database from Acxiom
Corporation. This database includes the names, addresses and phone numbers of approximately eleven million U.S. businesses. Visitors to our website can also choose to download maps and directions to any business included on the database.
Our business database search service is offered to the public free of charge and we receive no revenue from this aspect of our business. Our business database is a means by which to attract visitors to our website to purchase our Internet display advertisements.

INTERNET DISPLAY ADVERTISEMENTS
     We have developed a point of sale software tool that builds Internet display advertisements that are personally constructed by our sales personnel at our customer's place of business.

     Through this process, the customer has the ability to view our lap top computer screen while our sales persons configures an advertisement to the exact specifications of the customer as it will be seen on the our Bizfinders database. The sales person uses a laptop computer to design and configure the advertisement and a digital camera to take pictures of the business as they will appear in the advertisement.

SOFTWARE TECHNOLOGY TO CONSTRUCT THE ADVERTISEMENTS
     Our software technology includes twelve templates to format and design the

                                       31

advertisements. Each template has various colors, font sizes, and graphics that when used in combination with each other create thousands of combinations in design. The customer may view the advertisement on the salesperson's computer screen exactly as it will appear on our Bizfinders website. Our sales persons will work with the customer to modify and change the advertisement until such time that it specifically meets customer specifications. We plan to have the finished product include a one-page color advertisement with digital images of the customer's facilities or products. We anticipate that the advertisement's creation will take approximately forty minutes. The following day, the customer will be able to view his advertisement by visiting our website.

     We plan to utilize our own proprietary Point-of-Sale software that will allow our salespersons to submit invoice receipts to a central server via an
Internet transmission. At the central server, sales commissions are calculated and forwarded to our payroll service, Time Plus Company. We plan to have the central server send billing invoice information to a billing service, Express
Bill that will process and send the actual bill to the customer. The customer will then return payment to our Bank, Bank One Texas, N.A.'s billing fulfilling center for payment acceptance and processing.

ADDITIONAL ADVERTISING OPTIONS THAT MAY BE PURCHASED AND THEIR COST
The following table illustrates the pricing of our products and services:

       ------------------------ ------------- -----------------------------------------------------------------------
       Product Description      Price   (Per  Description
                                Year)
       ------------------------ ------------- -----------------------------------------------------------------------
       ------------------------ ------------- -----------------------------------------------------------------------
       "Electronic Display      $179.00      This charge is for a full-page color advertisement created real
       Ad" (EDA)                              time. Customer may print the advertisement himself or pay printing specialty service to download and print.
       ------------------------ ------------- -----------------------------------------------------------------------
       ------------------------ ------------- -----------------------------------------------------------------------
       Permanent Data File      $100.00       This charge involves the addition of a permanent data file to the electronic display advertisement. Examples of permanent data files include menus, price sheets, or inventory  descriptions the business may want to accompany the electronic display advertisement.
       ------------------------ ------------- -----------------------------------------------------------------------
       ------------------------ ------------- -----------------------------------------------------------------------
       Alpha Search Listing     $29.00        This charge involves in advertisement listing in more than one
       Option                                 category. For example, an automobile dealership may be listed in the new car section  as well as the used car section, and in multiple cities. Each additional listing cost $29.
       ------------------------ ------------- -----------------------------------------------------------------------
       ------------------------ ------------- -----------------------------------------------------------------------
       Unscheduled Change       $0.00         No charge if within one week of purchase. We plan to have a toll-free phone line available.
       ------------------------ ------------- -----------------------------------------------------------------------
       ------------------------ ------------- -----------------------------------------------------------------------
       Change Options           $200.00       For 12 modifications of existing ad over one year. Otherwise, $50.00 per modification.
       ------------------------ ------------- -----------------------------------------------------------------------
       ------------------------ ------------- -----------------------------------------------------------------------
       Additional Page          $75.00        Additional advertisement pages are $75.00 for each page.
       ------------------------ ------------- -----------------------------------------------------------------------
       ------------------------ ------------- -----------------------------------------------------------------------
       Additional City Listing  $49.00        A business may choose to be listed in more than one city. Additional city listings cost $49.00 for each additional city.

                                       32

       ------------------------ ------------- -----------------------------------------------------------------------
       ------------------------ ------------- -----------------------------------------------------------------------
       Link to Website or  $49.00             The cost for links to a company's existing website or to their e-mail
       Email                                  is $49 per year.
       ------------------------ ------------- -----------------------------------------------------------------------
       ------------------------ ------------- -----------------------------------------------------------------------
       Language Options Per  $49.00           The advertisement may be written in multiple languages for a $49.00
       Page                                   fee per year.
       ------------------------ ------------- -----------------------------------------------------------------------
       ------------------------ ------------- -----------------------------------------------------------------------
       Mini Website             $279.00       A non-interactive website of up to 3 pages that fully details the business and its goods and services may be purchased for $279.00 per year.
       ------------------------ ------------- -----------------------------------------------------------------------
       ------------------------ ------------- -----------------------------------------------------------------------
       Mini Website with $379.00              A non-interactive website of up to 3 pages that fully details the
       Permanent Data files                   business and its goods and services, including permanent data files such as restaurant menus, price sheets, or detailed inventory descriptions the business wants to feature.  The fee for his service is $379.00 per year.
       ------------------------ ------------- -----------------------------------------------------------------------

DISTRIBUTION OF PRODUCTS & SERVICES:

     We currently deliver our licensed business information through our website located at www.bizfinders.com. Users of our website utilize a search engine to locate the business information stored on our database servers. We provide our
Internet display advertisements through personal visits by our sales staff.
Because we are a development stage company, we cannot assure that we will ever have the resources available to continue distributing business information through our website or begin distribution of our Internet display advertisements and other services.

MATERIAL AGREEMENTS:

JCL ASSOCIATES SOFTWARE DEVELOPMENT AGREEMENT
     On May 26, 2000, we executed a software development agreement with JCL
Associates that required JCL Associates to provide us with technical services and develop our proprietary Internet display advertisement development software, point-of-sale software and administrative support software. We paid JCL
Associates $200,000.00 in two installments for these services. The first installment of $90,000.00 was paid at the time the agreement was executed and the remainder was paid upon completion of the software development on July 31,
2000. This agreement also commits us to minimum maintenance fees of $3,200 per month from July 2000 through the expiration of the agreement on May 25, 2001.
All software programs and code developed under this agreement will remain our property.

ACXIOM CORPORATION DATABASE LICENSE AGREEMENT
     On May 1, 2000, we entered into a licensing agreement with The Acxiom
Corporation for the use of a United States business database on our website. The size of this database is approximately eleven 11 million United States businesses. This license fee of $75,000 per year, payable in twelve monthly

                                       33

installments of $6,250, expires on April 30, 2001. As of October 31, 2000, the total licensing fees charged to our operations was $31,250. Either contracting party may terminate the agreement at any time with a 90 day notice.

CONSULTING AGREEMENT WITH RICHARD MICHAEL
     On December 5, 2000, we entered into a consulting agreement with Richard
Michael to create and produce on demand general business start-up services pertaining to our future business in the state of Florida, including but not limited to:
        o        Advertising campaign to be conducted in the State of Florida;
        o        Recruitment of our sales employees in the State of Florida; and
        o        Compliance with all state laws pertaining to the conduct of business in the State of Florida.
The term of the agreement is for three months with a provision for an automatic
3 month renewal unless either party terminates the agreement in writing. Mr.
Michael received 150,000 shares of our common stock in return for his services.

CONSULTING AGREEMENT WITH CHANCE RESEARCH CORPORATION
     On December 5, 2000, we entered into a consulting agreement with Chance
Research Corporation of Temple, Texas to create and produce on demand general business start-up services pertaining to the review and testing of software necessary to create for our Internet display advertisements a shopping cart interactive Internet Display Advertisement and an interactive reservation/scheduling function. The term of the agreement is for three months with a provision for an automatic 3 month renewal unless either party terminates the agreement in writing. Chance Research Corporation received 250,000 shares of our common stock in return for these services.

CONSULTING AGREEMENT WITH CHARLIE CLEVELAND
     On November 13, 2000, we entered into a consulting agreement with Charlie
Cleveland of Lubbock, Texas to create and produce on demand general business start-up services pertaining to the creation, review and testing of software and hardware necessary to bill customers and receive and collect/credit customer payments. The term of the agreement is for three months with a provision for an automatic 3-month renewal unless either party terminates the agreement in writing. Mr. Cleveland received 150,000 shares of our common stock in return for these services.

     Additionally, On December 04, 2000, we entered into a second Consulting
Agreement for further services related to the creation, review and testing of software and hardware necessary to bill customers and receive and collect/credit customer payments. The term of this second agreement is for three months with a provision for an automatic 3-month renewal, unless either party terminates the agreement in writing. Mr. Cleveland received 125,000 shares of our common stock in return for these services.

CONSULTING AGREEMENT WITH CHARLES BITTERS

     On April 16, 2000, we entered into a consulting agreement with Charles
Bitters of Mineral Wells, Texas to create and produce on demand general business start-up services. The term of the agreement is for three months with a

                                       34

provision for an automatic 3-month renewal unless either party terminates the agreement in writing. Charles Bitters received $10,000 in return for these services.

     Additionally, on October 20, 2000 we entered into a second Consulting
Agreement for further services related to our start-up and development, such as the review of software and hardware necessary to bill customers and receive and collect customer payments, review and negotiation of advertising contracts for bill board advertising, creation and review/testing of payroll software, overseeing the negotiation and agreements between us and Standard and Poor listing service, oversee and review the agreements between us and a stock transfer agent and all other aspects of our start-up and development as needed.
The term of this second agreement is for three months with a provision for an automatic 3-month renewal unless either party terminates the agreement in writing. Charles Bitters received 600,000 shares of our common stock and $16,500 in return for these services. Mr. Bitters is the father of Amanda Bitters who is the President and sole Director of Damber Production Company. Damber Production
Company is a beneficial owner of 41% of our common stock.

CONSULTING AGREEMENT WITH BILL BEST
     On May 1, 2000, we entered into a consulting agreement with Bill Best of
Nolanville, Texas to create and produce on demand general business start-up services. The term of the agreement is for three months with a provision for an automatic 3-month renewal unless either party terminates the agreement in writing. Mr. Best received 11,000 shares of our common stock in return for these services.

CONSULTING AGREEMENT WITH JOHNNY CARRUTH
     On December 4, 2000, we entered into a consulting agreement with Johnny
Carruth of Lubbock, Texas to create and produce on demand our general business start-up services pertaining to the State of Texas, including but not limited to, the Texas advertising campaign, employee recruitment, and ensuring that we meet all Texas State Government requirements applicable to do business in Texas.
The term of the agreement is for three months with a provision for an automatic
3-month renewal unless either party terminates the agreement in writing. Mr.
Carruth received 125,000 shares of our common stock in return for these services.

INTERLIANT, INC. NETWORK SERVICE AGREEMENT
     In July of 2000, we entered into a one 1 year lease agreement with
Interliant, Inc. for the use of their servers which will store, among other things, our website, our proprietary software, and our databases. This one-year network service agreement included a onetime fee of approximately $4,250 and will require the payment by us of a monthly fee of approximately $6,640. Either contracting party may terminate the agreement at any time with a 30 day notice.

BILLING SERVICE ARRANGEMENT WITH EXPRESS BILL, INC.
     We have an arrangement with Express Bill, Inc. whereby they provide billing services.

EMPLOYMENT AGREEMENT WITH BERNADETTE PATE.

                                       35

     On November 21, 2000 we entered into an Employment Agreement with
Bernadette Pate to perform the duties of our Manager of Training and
Development. The term of the agreement is for one year and if after the term of agreement has expired, the parties continue to do business together as if the
Agreement were still in effect, the Agreement shall be renewed and continue in effect until on of the parties notifies the other in writing of its termination.
This one year Employment Agreement included a sign on bonus of 5,000 shares of our restricted common stock and $1,000 cash. In accordance with the agreement,
Ms. Pate receives a base pay of $52,500 per year.

EMPLOYMENT AGREEMENT WITH SHEILA D. LLEWELLYN
     On November 15, 2000 we entered into an Employment Agreement with Sheila
Llewellyn to perform the duties of our Corporate Secratary. The term of the agreement is for one year and if after the term of agreement has expired, the parties continue to do business together as if the Agreement were still in effect, the Agreement shall be renewed and continue in effect until on of the parties notifies the other in writing of its termination. This one year
Employment Agreement included a sign on bonus of 5,000 shares of our restricted common stock and $1,000 cash. In accordance with the agreement, Ms. Llewellyn receives a base pay of $38,500 per year.

LAMAR ADVERTISING AGREEMENT
     Lamar Advertising will be furnishing us with billboard advertising in the designated metropolitan areas that we will target during our first year of operations. Our current agreement with Lamar Advertising pertains only to billboard advertising for the Central Texas area for a one-time fee of $7,900 and $10,000 per month with a ninety-day cancellation term. Their services include the design, graphics and billboard space lease.

COMPETITIVE BUSINESS CONDITIONS AND OUR PLACE IN THE MARKET:
     The Internet business database and Internet phone book market is increasingly competitive with hundreds of competitors on the Internet alone. In addition, because barriers to market entry are relatively low and new competitors can establish new sites at a relatively low cost by utilizing a variety of market available software, we expect competition to increase in the future. There are no assurances that we can compete in this market. There are hundreds of websites that operate similar businesses to us. Some of our biggest existing competitors include the following companies in the following categories:

YELLOW PAGE ADVERTISING:
        o        Southwestern Bell Yellow Pages;
        o        AT&T Yellow Page Phone Books; and
        o        Business Phone Books

ON LINE DIRECTORIES
        o        AnyWho Internet Directory;
        o        GTE Internet Directories; and
        o        Big Yellow Internet Directory;
        o        Hoovers;
        o        Comfind.com

                                       36

     These companies have substantially longer operating histories, greater name recognition, larger customer bases, and greater financial and technical resources than us. Accordingly, these companies are able to conduct extensive marketing campaigns that we are financially unable to accomplish. In addition, these companies may offer more attractive pricing to potential advertisers. Our ability to compete will be limited by our success in distinguishing our website and business database. We will be limited in this endeavor because we do not and will not operate an exclusive database of information. The information available on our website will be available elsewhere on the Internet and in other informational formats such as phone books. We will be further limited in our ability to promote our product and services because computer hardware/software products are available at less cost to customers if they wish to construct their own advertisement, instead of using our advertising services. In addition, we do not have an established brand name or reputation while our competitors have significantly greater brand recognition, customer bases, operating histories and financial and other resources. There can be no assurance that we will be able to compete in the sale of Internet advertising products and services, which could have a materially negative impact upon market awareness and acceptance of our products and services.

     We believe the following aspects of our website will enable us to compete effectively:

Convenience to the customer:
     Our point of sale software allows our salesperson to build Internet display advertisements typically in one visit to the customer's place of business. In contrast, most of our competitors build advertisements only at their own business location that may require multiple visits. Accordingly, because the customer does not have to visit our business location or have multiple communications with us, we provide convenience to the customer. In addition, other advertisers require their customers to supply camera ready art work, photographs and detailed text, all of which require the customers to spend extra time and cost. Because our sales personnel can create advertisements with the use of our software, laptop computer and digital camera, we do not need or require our customers to furnish us with these items. Our prospective customers are not required to have computer or Internet capability because our sales personnel are equipped with personal computers and other equipment to display the capabilities of our Internet advertising. Therefore, by choosing our method of Internet display advertising, the customer saves time and expense compared with other advertising competitors.

Quicker production time to advertisements:
     We service the customer's needs by constructing advertisements for them at their place of business in a short period of time, usually in approximately 40 minutes. In contrast, many of our competitors need days or weeks to complete an advertising project and do not offer the convenience of offering services at the customers place of business.

Cost advantage to customers:
     Our basic advertisements may be purchased without additional advertising options for less than $200 while some of our competitors may charge from $300 to
$1,500 for their advertising services. In addition, our customers can actually

                                       37

view draft advertisements and make corrections prior to spending or committing to expend any money. In contrast, many advertisers will require full payment or a down payment prior to undertaking advertising projects.

Varied uses of our Internet display advertising:
     Once our advertisement is constructed it may be printed from the Internet in a clean flyer format. Once printed in this clean flyer format, the advertisements can be folded and mailed or otherwise be available for our customer's use to promote their business. Most of our competitors do not have this additional feature to their advertising.

     There are no assurances that we will be successful in these components of our business or that these aspects of our business will act as competitive forces. In addition, many of our competitors produce advertisements that are more elaborate and intricate requiring more time and cost and facilities to complete such products.

SOURCES AND AVAILABILITY OF RAW MATERIALS:
     We do not require raw materials in our business.

CUSTOMER DEPENDENCY:
     We currently have approximately 18 customers. We plan to market our services to a variety of businesses. Although we do not plan on being dependent upon one single customer or just a few customers, there are no assurances that we will not become dependent upon a single or a few customers.

INTELLECTUAL PROPERTY:
     At present, we have applied for service mark protection for our
Bizfinder.com domain name and for our corporate name, CommunicateNow.com. Our software technology is fully owned by us and is copyright protected. We do not have any patents or royalty agreements.

GOVERNMENTAL APPROVAL REQUIREMENTS:
     We are not aware of the need for any government approval of our principal product or services.

EFFECT OF EXISTING GOVERNMENTAL REGULATIONS:
     Other than federal and state employment regulations such as those administered and regulated by the Occupational Safety and Health Administration,
we are not aware of any governmental regulations that will affect our business plan. However, due to increasing usage of the Internet, a number of laws and regulations may be adopted relating to the Internet, covering user privacy, pricing, and characteristics and quality of products and services. Furthermore, the growth and development for Internet commerce may prompt more stringent consumer protection laws imposing additional burdens on those companies conducting business over the Internet. The adoption of any additional laws or regulations may decrease the growth of the Internet, which, in turn, could decrease the demand for Internet services and increase the cost of doing business on the Internet. These factors may have an adverse effect on our business, results of operations and financial condition.

                                       38

     Moreover, the interpretation of sales tax, libel and personal privacy laws applied to Internet commerce is uncertain and unresolved. We may be required to qualify to do business as a foreign corporation in each such state or foreign country. Our failure to qualify as a foreign corporation in a jurisdiction where we are required to do so could subject us to taxes and penalties. Any such existing or new legislation or regulation, including state sales tax, or the application of laws or regulations from jurisdictions whose laws do not currently apply to our business, could have a material adverse effect on our business, results of operations and financial condition.

RESEARCH AND DEVELOPMENT:
     During the period from our inception to December 22, 2000, we have not spent funds on research. We have spent $200,000 on software development.

COSTS ASSOCIATED WITH ENVIRONMENTAL COMPLIANCE:
     We currently have no costs associated with compliance with environmental regulations. We do not anticipate any costs associated with environmental compliance because delivery and distribution of our products and services should not involve substantial discharge of environmental pollutants. However, there can be no assurance that we will not incur such costs in the future.

EMPLOYEES:
     We currently have four (4) full time salaried employees, one part time hourly employee, and eight (8) commissioned sales people. All of our employees are based at our corporate office in Temple, Texas. We have employment agreements with all of our salaried employees. Our salaried employees and part time employees positions are as follows:

                               Salaried Employees

        o        Mr. David Hancock, President and CEO.
        o        Mr. Dennis Bash, Vice President of Operations and Technology.
        o        Sheila Llewellyn, Corporate Secretary
        o        Bernadette Pate, Manager of Training and Development

                               Part Time Employees

        o        Kris Jones, Book keeper

REPORTS TO SECURITY HOLDERS:
     After the effective date of this document, we will be a reporting company under the requirements of the Securities Exchange Act of 1934 and will file quarterly, annual and other reports with the Securities and Exchange Commission.
Our annual report will contain the required audited financial statements. We are not required to deliver an annual report to security holders and will not voluntarily deliver a copy of the annual report to the security holders. The reports and other information filed by us will be available for inspection and copying at the public reference facilities of the Commission, 450 Fifth Street,
N.W., Washington, D.C. 20549.

                                       39

     Copies of such material may be obtained by mail from the Public Reference
Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at
prescribed rates. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. In addition, the Commission maintains a World Wide Website on the Internet at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission.

ITEM 17. PLAN OF OPERATIONS

     The discussion contained in this prospectus contains "forward-looking statements' that involve risk and uncertainties These statements may be identified by the use of terminology such as 'believes","expects", "may",
"will", or " should", or " anticipates", or expressing this terminology negatively or similar expressions or by discussions of strategy. The cautionary statements made in this prospectus should be read as being applicable to all related forward-looking statements wherever they appear in this prospectus. Our actual results could differ materially from those discussed in this prospectus.
Important factors that could cause or contribute to such differences include those discussed under the caption entitled "risk factors," as well as those discussed elsewhere in this prospectus.

     We are a development stage company with no revenues or significant operations. We plan to implement a sales staff that will attempt to sell
Internet single-page display advertisement's, primarily to small business owners in various metropolitan markets. We plan to include these Internet display advertisements in a separate database that may be accessed through our website.
We have developed a website containing a business information database consisting of names, addresses and phone numbers of approximately 11 million
U.S. businesses through which visitors to our site will use a search engine to locate businesses. Searches may be made under subject category, city, state, actual name of business and zip code. We obtained the license to use this database from Acxiom Corporation. We will obtain no revenue from the searches of our database; instead our revenue will be derived from Internet display advertisements through real time face-to face interaction with the customer.
During the next twelve months, we will need to hire and train sales persons, purchase laptop computers, and digital cameras to enable for our sales staff to compose the Internet display advertisements and conduct our marketing campaign composed primarily of billboard advertising.

     We anticipate total estimated capital expenditures of $1,094,600 over the next twelve months, as follows:
        o        $70,000 for the purchase of four automobiles that will be used by our sales managers;
        o        $219,600 for the purchase of 126 laptop computers and digital cameras that will be used by our sales personnel and management;
        o        $805,000 for our billboard advertising to promote our brand name, Bizfinders.com;
        o        $158,000 for training of our sales force

                                       40

     We intend to satisfy these capital expenditures by:
        o        Our cash on hand of $475,922, as of December 31, 2000;
        o        Our sales revenue;
        o        Controlling the pace of the growth of our sales force throughout our 12 month developmental period from 8 sales people to a total for the year of 126 sales people that will not exceed our existing capital; and
        o        Compensating our sales persons solely on a commission basis, rather than cash outlays in the form of guaranteed salaries.

     Accordingly, our existing cash and future revenues from sales of our
Internet display advertisements may be insufficient to fund our operations and we will be forced to seek additional financing through financial institutions.
We have not arranged for any sources of additional capital through outside financing. Our president has a line of credit with Bank One for $42,000.00 which he is prepared to use under these circumstances; however, there are no assurances that he will utilize this line of credit for our purposes. We may seek our own financing from financial institutions if our revenues are insufficient to conduct our operations; however, there are no assurances that such financing will be available on attractive terms or at all. Over the next twelve months, we plan to continue to develop our website and implement our current business plan.

I. OUR PLAN OF OPERATIONS TO DATE

CONDUCTED MARKET RESEARCH
     From approximately February 2000 to approximately September 2000 we conducted research into the markets for Internet Phone Directory Databases by conducting focus studies. Based on our research, we decided to plan to sell our products and services to small businesses that want to become involved in
Internet advertising, but lack the required knowledge to do so.

RAISED CAPITAL
     We have raised $1,423,900 before offering expenses for our operations through the sale of a private placement of our securities.

DEVELOPMENT OF A WEBSITE
     From approximately May 2000 to approximately August 2000, our management developed a website with access to a searchable database that contains the names, addresses and phone numbers of approximately 11 million businesses in the
United States.

REGISTERED DOMAIN NAME
     We have registered "Bizfinders.com" and "Communicate Now" USA.com with the
U.S. Department of Commerce as our Internet domain names.

DEVELOPMENT OF OUR BACK OFFICE INFRASTRUCTURE
     From approximately March 2000 through November 2000 we researched, designed and established our back office, the key components of which are:

                                       41

1. OUR OFFICES:
We have building space of approximately 2000 square feet for our operations area that includes a conference room, two offices, employee break room and 9 cubicle work areas that will be used for customer support purposes. We also have building space of approximately 700 square feet to house our executive office.

2. QUALITY ASSURANCE SERVER
Through our agreement with Interliant, Inc. we have a server-based phone system through which our customer support staff will be able to modify our
Internet display advertisements and bill for such modifications.

3. MAIN SERVER
We have secured, through a lease agreement with Interliant, Inc., a server for the hosting of our business database. Software associated with the server operates the Bizfinders.com database and captures and tracks customer billing as well as commissions to our salespersons.

     II. Our Plan Of Operations Over The Next Twelve Months

HIRE A SALES FORCE:
        o        We will hire a sales force through the following methods:
        o        Contacts of our management;
        o        Classified advertising; and
        o        If necessary, hire a staffing agency.

TRAINING A SALES FORCE
From approximately June 2000 to approximately November 2000, our training was handled through a consulting agreement with one individual. In December 2000 we hired Ms. Bernadette Pate as a full-time training person to train our sales personnel. Training will consist of two eight-hour sessions covering the following subjects:

        o        How to build an Internet display advertisement through the personal computer furnished to each sales person;
        o        How to operate the digital camera; and
        o        Sales techniques

DEPLOY OUR SALES FORCE INTO MAJOR METROPOLITAN AREAS
     We plan to deploy our sales force into the following geographic areas over the next twelve months with a specified number of salespersons as indicated
below:

Central Texas area including: Temple, Killeen and surrounding areas
        o        January 2001 - We planned to have 8 sales representatives
                 deployed to this area, which we have accomplished.

                                       42

Houston, Texas Metropolitan Area
        o        March 2001 - 15 sales representatives and 1 sales manager will be deployed to this area
        o        April 2001 - an additional 15 sales representatives will be deployed to this area

Beaumont - Port Arthur, Texas Area
        o        May 2001 - 10 sales representatives will be deployed to this area

Dallas/Fort Worth, Texas Metropolitan Area
        o        June 2001 - 15 sales representatives and one sales manager will be deployed to this area
        o        July 2001 - 15 additional sales representatives will be deployed to this area

San Antonio/New Braunfels, Texas Area
        o        September 2001 - 15 sales representatives and one sales manager will be deployed to this area
        o        October 2001 - 10 additional sales representatives will be deployed to this area

Lubbock, Texas Area
        o        November 2001 - 8 sales representatives will be deployed to this area

Austin/San Marcos, Texas Area
        o        December 2001 - 15 sales representatives will be deployed to this area

     Our plans then are to deploy a total of 126 sales representatives and 3 sales managers in the various Texas metropolitan areas named above.

     The sales person will demonstrate the following advantages of our Internet display advertising:
        o        Inexpensive cost, especially compared to yellow page advertising;
        o        Quick production of Internet display advertisements, typically within twenty four hours;
        o        Advertising made to customer specifications; and
        o        Additional functions of print and brochure capability

DEVELOPING CUSTOMER LEADS
     Our customer leads will be derived from our BizFinders database, prior business contacts, yellow pages and any other sources indicating small businesses with a business telephone listing.

OUR PLANNED COMPENSATION TO OUR SALES FORCE
     Our sales force will be compensated through a combination of 35%
commission, allowances and draws. A sales person will receive a base pay against commission of $1,250 per month. In addition, they will receive $250 per month for use towards transportation and Internet service.

                                       43

BILLBOARD ADVERTISING CAMPAIGN
     Two to four weeks prior to deploying our sales force in a respective metropolitan area, Lamar Advertising and/or other similar companies will launch a billboard campaign in that particular area.

RESEARCH AND DEVELOPMENT
     We do not expect to conduct any direct market research and development over the next twelve months. We have entered into a consulting agreement with Chance
Research for the review and testing of our third party software to create a shopping car interactive Internet display advertisements and an interactive reservation/scheduling function that can be integrated as part of an Internet display advertisement.

ITEM 18.  DESCRIPTION OF PROPERTY

     We do not own any property nor do we have any plans to own any property in the future. We are currently leasing office suites 101,102 and 103 on a property located at 2015 Birdcreek Terrace, in the City of Temple, Bell County, Texas.
Suite 101 contains approximately 705 square feet of space. Suites 102 and 103 contain approximately 1100 square feet of space.

     Suite 101 is being leased for a period of nine months commencing on July
15, 2000 and terminating on April 30, 2001. Rent is $600.00 per month. The renewable rate will be $630 per month. Suites 102 and 103 are being leased for a period of one year commencing on May 1, 2000 and terminating on April 30, 2001.
Rent is $1151.25 per month. The renewable rate for the second year will be $1228 per month. The renewable rate thereafter will be $1304.75 per month. We are required to obtain general liability and damage insurance over the leased premises in the amount of $1,000,000.

     We have no policy with respect to investments in real estate or interests in real estate and no policy with respect to investments in real estate mortgages. Further, we have no policy with respect to investments in securities of or interests in persons primarily engaged in real estate activities.

ITEM 19. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

  On January 31, 2000 at our inception, we issued 10,000,000 shares of our
Common stock to our president, David Hancock shares of our common stock.

     On January 31, 2000 at our inception, we issued 10,000,000 shares of our common stock to Damber Productions Corp., a Texas corporation that operates an oil and gas lease and exploration business in Mineral Wells, Texas. These shares were issued in exchange for services rendered in our corporate formation by the sole shareholder, officer and director of Damber Productions Corp., Amanda

                                       44

Bitters. Specifically, Ms. Bitters formulated our business concept of operating an Internet display advertising business supported by operation of a business database search service. In addition, Ms. Bitters assisted in the preparation of our business plan. We have no continuing business arrangement with Damber
Productions Corp., or Ms. Bitters.

     On November 15, 2000 we entered into an Employment Agreement with Sheila
Llewellyn to perform the duties of Corporate Secretary and Office Manager. The term of the agreement is for one year and if after the term of agreement has expired, the parties continue to do business together as if the Agreement were still in effect, the Agreement shall be renewed and continue in effect until on of the parties notifies the other in writing of its termination. This one year
Employment Agreement included a signing bonus of 5,000 shares of our restricted common stock and $1,000 cash. In accordance with the agreement, Ms. Llewellyn receives a base pay of $38,500 per year.

     On March 26, 2000, we entered into a Software Development Agreement with
JCL Associates. We paid JCL Associates $200,000.00 to develop our proprietary point-of-sale software and administrative support software that will allow for the integration of sales, billing and payments. JCL Associates also agreed to provide us with technical services. The software development fee of $200,000.00 was payable in two installments. The first installment of $90,000.00 was paid at the time the agreement was executed and the second installment of $110,000.00 was paid upon completion of the software package on July 31, 2000. Mr. Randal
Leblanc, is the President and a principle owner of JCL Associates. Mr. Leblanc holds 33,000 of 100,000 total outstanding shares of JCL Associates. On August
19, 2000, we nominated and elected Mr. Randal Leblanc to serve as our Director.
In November 2000, JCL Associates received 50,000 shares of common stock in return for software enhancements. In consideration for his services as our
Director, Mr. Leblanc may exercise a non-transferable option to purchase up to
125,000 shares of our common stock at $1.00 per share while he serves as our
Director. Because Mr. Leblanc is a principal of JCL Associates and one of our directors, a possible conflict of interest exists.

     On August 19, 2000, we nominated and elected Mr. William Elliott to serve as a Director. In consideration for his services as our Director, Mr. Elliott may exercise a non-transferable option to purchase up to 125,000 shares of our common stock at $1.00 per share while he serves as our Director.

     On August 19, 2000, we nominated and elected Mr. John C.Winkler to serve as our Director. In consideration for his services as our Director, Mr. Winkler may exercise a non-transferable option to purchase up to 125,000 shares of our common stock at $1.00 per share while he serves as our Director.

     Other than the above transactions, we have not entered into any material transactions with any director, executive officer, nominee for director, beneficial owner of five percent or more of our common stock, or family members of such persons. Also, we have not had any transactions with any promoter. We are not a subsidiary of any company.

ITEM 20. MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

                                       45

     There is no established public trading market for our securities.
Management has not discussed market making with any market maker or broker dealer. No market exists for our securities and there is no assurance that a regular trading market will develop, or if developed will be sustained. A shareholder in all likelihood, therefore, will not be able to resell their securities should he or she desire to do so when eligible for public resales.
Furthermore, it is unlikely that a lending institution will accept our securities as pledged collateral for loans unless a regular trading market develops. We have no plans, proposals, arrangements or understandings with any person with regard to the development of a trading market in any of our securities.

     We currently have no shares of preferred stock outstanding.

     There are 3,488,820 shares of our common stock held by non-affiliates and
19,510,000 shares of our common stock held by affiliates that Rule 144 of the
Securities Act of 1933 defines as restricted securities. No shares have been sold pursuant to Rule 144 of the Securities Act of 1933 and no shares are eligible to be resold pursuant to Rule 144. We have agreed to register all of the shares held by our existing non-affiliate selling shareholders. We plan to issue common stock subject to an employee benefit plan.

Options.
     375,000 shares of our common equity are subject to outstanding options to purchase. 375,000 shares are issuable pursuant to three Director Agreements where each Director is entitled to exercise an option to purchase 125,000 shares of our common stock for one dollar per share while he is acting as our Director.
The remainder of these outstanding options are based on annual bonus packages available to our two executive employees. These remaining options are renewable on an annual basis and vest only after a certain number of our products and services are sold.

Holders.
     As of the date of this registration, we had 90 holders of record of our common stock. We have one class of common stock outstanding.

Dividends.
     We have not declared any cash dividends on our common stock since our inception and do not anticipate paying such dividends in the foreseeable future.
We plan to retain any future earnings for use in our business. Any decisions as to future payment of dividends will depend on our earnings and financial position and such other factors, as the Board of Directors deems relevant.

ITEM 21. EXECUTIVE COMPENSATION

     We have entered into employment agreements with our employees and we have arrangements under which we are obligated to compensate our officers or

                                       46

employees in the future. The following Executive Compensation Chart highlights the terms of compensation for our Executives.

----------------------------- ------------------------------------------- --------------------------------------------------
         Summary              Annual Compensation                                  Long Term Compensation
Compensation Chart
----------------------------- ------------------------------------------- --------------------------------------------------
-------------------- -------- --------------- ------------ -------------- -------------- ------------- ---------- ----------
Name & Position      Year     Salary          Bonus        Other          Restricted     Options       LTIP       All
                              ($)             ($)          ($)            Stock Awards   ($)           ($)        Other
-------------------- -------- --------------- ------------ -------------- -------------- ------------- ---------- ----------
-------------------- -------- --------------- ------------ -------------- -------------- ------------- ---------- ----------
                              $120,000
David Hancock,        2000                     Equal to     Cell Phone    None           None          None       None
President/Director/CEO                         that paid    and Laptop
                                               to VP of     Computer
                                                  S&M
-------------------- -------- --------------- ------------ -------------- -------------- ------------- ---------- ----------
-------------------- -------- --------------- ------------ -------------- -------------- ------------- ---------- ----------

Dennis Bash,          2000    $100,000         Based on     Cell Phone    Based on       Based on      None       None
Vice President of                              Sales*       and Laptop    Sales *        Sales*
Operations &                                               Computer
Technology
-------------------- -------- --------------- ------------ -------------- -------------- ------------- ---------- ----------

* Please see immediately below for details on each Executive's bonus plan.

     Our March 1, 2000 employment agreement with Mr. David Hancock provides for a term of one-year as our President and Chief Executive Officer, commencing on
March 1, 2000. The agreement provides that if after the term of the agreement has expired, the parties continue to do business together as if the agreement were still in effect, the agreement shall be renewed and continue in effect until one of the parties notifies the other in writing.

     Mr. Hancock will receive a base pay of $120,000.00 per year, exclusive of bonuses, benefits and other compensation, with the exception that he will receive additional cash compensation in the form of a base salary which is at a minimum 20% greater than the base salary of the Vice President of Sales and
Marketing. We also offer our president an annual cash bonus that is equal to the cash bonus paid to the Vice President of Sales and Marketing.

     Our March 2, 2000 employment agreement with Mr. Bash provides for a one-year term of his employment as our Vice President, commencing on March 15,
2000. The agreement provides that:

         -   If, after the term of the agreement has expired, the parties continue to do business together as if the agreement were still in effect, the Agreement shall be renewed and continue in effect until one of the parties notifies the other in writing.
         -   Mr. Bash will receive a base pay of $100,000.00 per year, exclusive of bonuses, benefits and other compensation.
         -   Mr. Bash will receive a yearly bonus paid in December of each year

                                       47

             based upon the number of sales as follows:
                (a) the bonus will be $125,000 provided business plan objectives of a minimum of 36,100 sales to customers and, in addition,
                    Mr. Bash will receive 25,000 shares of restricted stock and a stock option to purchase an additional 125,000 shares of stock at a price of $1.00 per share; and
                (b) in the event that 36,100 sales have not been made due to our inability to start selling in June 2000, the December 2000 bonus will be paid based on $3.45 per customer sold.

ITEM 22. FINANCIAL STATEMENTS

     Statements included in this prospectus that do not relate to present or historical conditions are "forward-looking statements." We may make future forward-looking statements, which may be included in documents that we file with the Commission other than this registration statement. Forward-looking statements involve risks and uncertainties that may differ materially from actual results, and may relate to our plans, strategies, objectives, expectations, intentions and adequacy of resources.

                                       48

                            COMMUNICATE NOW.COM, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                              FINANCIAL STATEMENTS
                                OCTOBER 31, 2000

                            COMMUNICATE NOW.COM, INC.
                          (A DEVELOPMENT STAGE COMPANY)

                                    CONTENTS

    PAGE              1      INDEPENDENT AUDITORS' REPORT

    PAGE              2      BALANCE SHEET AT OCTOBER 31, 2000

    PAGE              3      STATEMENT OF OPERATIONS FOR THE PERIOD FROM JANUARY
                             31, 2000 (INCEPTION) TO OCTOBER 31, 2000

    PAGE              4      STATEMENT OF STOCKHOLDERS' EQUITY FOR THE PERIOD
                             FROM JANUARY 31, 2000 (INCEPTION) TO OCTOBER 31, 2000

    PAGE              5      STATEMENT OF CASH FLOWS FOR THE PERIOD FROM JANUARY
                             31, 2000 (INCEPTION) TO OCTOBER 31, 2000

    PAGES          6 - 16    NOTES TO FINANCIAL STATEMENTS

                                       49

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors of:
  Communicate Now.Com, Inc.
  (A Development Stage Company)

We have  audited the  accompanying balance  sheet of  Communicate  Now.Com, Inc.
(a development stage company) as of October 31, 2000 and the related  statements of  operations,  changes in  stockholders'  equity and cash flows for the period from  January  31,  2000  (inception)  to  October  31,  2000.  These  financial
statements   are  the   responsibility   of  the   Company's   management.   Our
responsibility  is to express an opinion on these financial  statements based on our audit.

We  conducted our audit  in accordance  with  United  States generally  accepted auditing  standards.  Those standards require that we plan and perform the audit to obtain reasonable  assurance about whether the financial  statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting  the amounts and  disclosures in the financial  statements.  An audit also includes assessing the accounting principles used and significant estimates made by  management,  as well as  evaluating  the  overall  financial  statement presentation.  We believe  that our audit  provides a  reasonable  basis for our opinion.

In  our opinion,  the  financial  statements referred  to  above  present fairly in all material respects, the financial position of Communicate Now.Com, Inc. (a development  stage  company)  as of October  31,  2000,  and the  results of its operations  and its cash flows for the period from January 31, 2000  (inception)
to October 31,  2000,  in  conformity  with  United  States  generally  accepted accounting principles.

The  accompanying  financial statements  have been  prepared assuming  that  the
Company  will  continue  as a  going  concern.  As  discussed  in  Note 8 to the financial  statements,  the Company's  operating  losses of $633,806 and working capital  deficiency  of $143,176  raise  substantial  doubt about its ability to continue as a going  concern.  Management's  Plan in regards to these matters is also  described  in  Note  8.  The  financial  statements  do  not  include  any adjustments that might result from the outcome of this uncertainty.

SALBERG & COMPANY, P.A.
Boca Raton, Florida
November 24, 2000 (except for Notes 6(c) and 9 as to which the date is December
8, 2000)

                                       50

                            COMMUNICATE NOW.COM, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                                  BALANCE SHEET
                                OCTOBER 31, 2000
                                ----------------

                                                      ASSETS
Current Assets
   Cash                                                                                          $          13,613
   Prepaid expenses                                                                                          2,500
   ----------------
   Other assets                                                                                              4,985
   ------------
                                                                                                    ----------------
Total Current Assets                                                                                        21,098
--------------------
                                                                                                    ----------------

Property and Equipment, Net                                                                                117,529
                                                                                                    ----------------

Other Assets
   Software development costs                                                                              200,000
                                                                                                    ----------------
     Total Other Assets                                                                                    200,000
                                                                                                    ----------------

TOTAL ASSETS                                                                                     $         338,627
                                                                                                    ================

                                                 LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities
   Accounts payable and accrued liabilities                                                      $          14,124
   Note payable - current portion                                                                            6,410
   Note payable to stockholder                                                                              30,000
   Note payable to bank                                                                                     42,000
   Commitment to issue common stock for services                                                            71,740
                                                                                                    ----------------
     Total Current Liabilities                                                                             164,274
                                                                                                    ----------------

Long Term Liabilities
   Note payable - net of current portion                                                                    11,339
                                                                                                    ----------------

TOTAL LIABILITIES                                                                                          175,613
                                                                                                    ----------------

STOCKHOLDERS' EQUITY
   Common stock, $0.0001 par value, 100,000,000 shares authorized, 20,801,820 shares issued
     and outstanding                                                                                         2,080
   Additional paid-in capital                                                                              794,740
   Deficit accumulated during development stage                                                           (633,806)
                                                                                                    ----------------

TOTAL STOCKHOLDERS' EQUITY                                                                                 163,014
                                                                                                    ----------------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                                       $         338,627
                                                                                                    ================

                See accompanying notes to finanicail statements.

                                      F-2

                            COMMUNICATE NOW.COM, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                             STATEMENT OF OPERATIONS
                        FROM JANUARY 31, 2000 (INCEPTION)
                               TO OCTOBER 31, 2000
                               -------------------

OPERATING EXPENSES
  Compensation                                                                               $                  214,666
  Consulting                                                                                                    223,289
  General and administrative                                                                                    194,006
                                                                                                -------------------------
     Total Operating Expenses                                                                                   631,961
                                                                                                -------------------------

LOSS FROM OPERATIONS                                                                                           (631,961)

OTHER EXPENSE
   Interest expense                                                                                              (1,845)
                                                                                                -------------------------

NET LOSS                                                                                   $                    (633,806)
                                                                                                =========================

Net loss per share - basic and diluted                                                     $                       (.03)
                                                                                                =========================

Weighted average number of shares outstanding during the period - basic and diluted                            20,335,623
                                                                                                =========================

                See accompanying notes to financial statements.

                                      F-3

                            COMMUNICATE NOW.COM, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                  STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
                      FROM JANUARY 31, 2000 (INCEPTION) TO
                                OCTOBER 31, 2000
                                ----------------

                                                                                                    Deficit
                                                                                Additional        Accumulated
                                                       Common Stock               Paid-In      During Development
                                                  Shares           Amount         Capital           Stage             Total
                                               ------------    ------------      --------       -----------          ----------

Common stock issued for services to founders   20,000,000      $  2,000          $    -         $    -               $  2,000

Common stock issued for cash                      686,900            69          686,831             -                686,900

Common stock issued for services                  114,920            11          114,909             -                114,920

Offering costs                                         -             -            (7,000)            -                 (7,000)

Net loss from January 31, 2000 (inception) to
   October 31, 2000                                    -             -                -          (633,806)           (633,806)
                                              -------------     ------------     ----------     ------------        -----------

BALANCE, OCTOBER 31, 2000                      20,801,820      $  2,080         $794,740        $(633,806)           $163,014
                                              =============     ============     ==========     ============        ===========

                See accompanying notes to financail statements.

                                      F-4

                            COMMUNICATE NOW.COM, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                             STATEMENT OF CASH FLOWS
                        FROM JANUARY 31, 2000 (INCEPTION)
                               TO OCTOBER 31, 2000
                               -------------------

Cash flows from operating activities
   Net loss                                                                     $  (633,806)
   Adjustments to reconcile net loss to net cash used in operating activities:
       Depreciation                                                                   7,585
       Stock issued for services                                                    116,920
       Commitment to issue common stock for services                                 71,740
  Changes in operating assets and liabilities:
     (Increase) decrease in:
       Prepaid expenses                                                              (2,500)
       Deferred offering costs                                                       (4,985)
     Increase (decrease) in:
       Accounts payable and accrued liabilities                                      14,124
                                                                              -----------------------
      Net cash (used in) operating activities                                      (430,922)
                                                                              -----------------------

Cash flows from investing activities
   Purchase of property and equipment                                              (107,365)
   Payment of software development costs                                           (200,000)
                                                                              -----------------------
      Net cash (used in) investing activities                                      (307,365)
                                                                              -----------------------

Cash flows from financing activities
   Borrowings                                                                        77,000
   Repayment of debt                                                                 (5,000)
   Proceeds from sale of common stock                                               686,900
  Offering costs                                                                     (7,000)
                                                                             -----------------------
     Net cash provided by financing activities                                      751,900
                                                                             -----------------------

Net increase in cash                                                                 13,613

Cash and cash equivalents at beginning of period                                         -
                                                                             -----------------------

CASH AND CASH EQUIVALENTS AT END OF PERIOD                                      $           13,613
                                                                             =======================

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
-------------------------------------------------

Cash paid during the year for:
  Interest                                                                      $     1,845
                                                                             =======================

During March 2000, the Company acquired a vehicle at a purchase price of $28,557 for cash of $8,000 and a note payable of $20,557.

                See accompanying notes to financial statements.

                                      F-5

                            COMMUNICATE NOW.COM, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                          NOTES TO FINANCIAL STATEMENTS
                             AS OF OCTOBER 31, 2000
                             ----------------------

NOTE 1         SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND ORGANIZATION

                  (A) Description of Business and Summary of Significant
                  -------------------------------------------------------
                  Accounting Policies
                  -------------------

                  Communicate Now.Com, Inc. (the "Company") was incorporated on
                  January 31, 2000 under the laws of the State of Delaware and has elected a fiscal year end of December 31.

                  The Company is in the development stage and operates a website,
                  www.bizfinders.com, containing a business information database consisting of names, addresses and phone numbers of
                  approximately 11 million U.S. businesses. Visitors to this website may use a search engine to locate businesses. The
                  website became operational on November 1, 2000. Revenue will be derived from Internet display advertisements, that appear on the website, which are developed at point-of-sale visits by the Company's sale representative to customer sites.

                  Activities during the development stage include raising capital and development of the Company's web site, technology, and infrastructure.

                  (B) Use of Estimates
                  --------------------

                  In preparing financial statements, management is required to make estimates and assumptions that effect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the reported period. Actual
                  results may differ from these estimates.

                  (C) Cash Equivalents
                  ---------------------

                  For the purpose of the cash flow statement, the Company
                  considers all highly liquid investments with original
                  maturities of three months or less at the time of purchase to be cash equivalents.

                  (D) Property and Equipment
                  --------------------------

                  Property and equipment are stated at cost, less accumulated depreciation. Expenditures for maintenance and repairs are charged to expense as incurred. Depreciation is provided using the straight-line method over the estimated useful life's of the assets of five to seven years.

                See accompanying notes to financial statements.

                                      F-6

                           COMMUNICATE NOW. COM, INC.
                         (A DEVELOPMENT STAGE COMPANY)
                         NOTES TO FINANCIAL STATEMENTS
                             AS OF OCTOBER 31, 2000

                  (E) Software Development Costs
                  ------------------------------

                  In accordance with EITF Issue No. 00-2, the Company accounts for its web site development software in accordance with
                  Statement of Position No. 98-1 "Accounting for the Costs of
                  Computer Software Developed or Obtained for Internal Use"
                  ("SOP 98-1").

                  SOP 98-1 requires the expensing of all costs of the preliminary project stage and the training and application maintenance stage and the capitalization of all internal or external direct costs incurred during the application development stage. The
                  Company amortizes the capitalized cost of software developed or obtained for internal use over an estimated life of three years.

                  Internal use software license fees paid to third parties are charged to operations as incurred.

                  (F) Long-Lived Assets
                  ---------------------

                  During 1995, Statement of Financial Accounting Standards No.
                  121, "Accounting for the Impairment of Long-lived Assets and for Long-lived Assets to be Disposed Of" ("SFAS 121"), was issued. SFAS 121 requires the Company to review long-lived assets and certain identifiable assets related to those assets for impairment whenever circumstances and situations change such that there is an indication that the carrying amounts may not be recoverable. If the non-discounted future cash flows of the enterprise are less than their carrying amount, their
                  carrying amounts are reduced to fair value and an impairment loss is recognized. The adoption of this pronouncement did not have a significant impact on the Company's financial
                  statements for the period January 31, 2000 (inception) to
                  October 31, 2000.

                  (G) Advertising
                  ---------------

                  In accordance with Accounting Standards Executive Committee
                  Statement of Position 93-7, ("SOP 93-7") costs incurred for producing and communicating advertising of the Company, are charged to operations as incurred. Advertising costs for the period ended October 31, 2000 was $11,039.

                  (H) Stock-Based Compensation
                  ----------------------------

                  The Company accounts for stock options issued to employees in accordance with the provisions of Accounting Principles Board
                  ("APB") Opinion No. 25, "Accounting for Stock Issued to
                  Employees", and related interpretations. As such, compensation

                See accompanying notes to financial statements.

                                      F-7

                           COMMUNICATE NOW. COM, INC.
                         (A DEVELOPMENT STAGE COMPANY)
                         NOTES TO FINANCIAL STATEMENTS
                             AS OF OCTOBER 31, 2000

                  cost is measured on the date of grant as the excess of the current market price of the underlying stock over the exercise price. Such compensation amounts are amortized over the
                  respective vesting periods of the option grant.  The Company adopted the disclosure provisions of SFAS No. 123, "Accounting for Stock-Based Compensation," which permits entities to
                  provide pro forma net income (loss) and pro forma earnings
                  (loss) per share disclosures for employee stock option grants as if the fair-valued based method defined in SFAS No. 123 had been applied.

                  The Company accounts for stock options issued to non-employees for goods or services in accordance with SFAS 123.

                  The Company accounts for stock issued for goods or services at the stock's fair market value on the grant dates.

                  (I) Income Taxes
                  ----------------

                  The Company accounts for income taxes under the Financial
                  Accounting Standards No. 109 "Accounting for Income Taxes"
                  ("Statement  109").  Under  Statement  109,  deferred tax
                  assets and liabilities are recognized for the future tax
                  consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and
                  liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under
                  Statement 109, the effect on deferred  tax assets and
                  liabilities of a change in tax rates is recognized in income in the period which includes the enactment date.

                  (J) Net Loss Per Common Share
                  ------------------------------

                  Basic net income (loss) per common share (Basic EPS) excludes dilution and is computed by dividing net income (loss) by the weighted average number of common shares outstanding during the year. Diluted net income per share (Diluted EPS) reflects the potential dilution that could occur if stock options or other contracts to issue common stock, such as convertible notes, were exercised or converted into common stock. The
                  assumed exercise of common stock equivalent was not utilized since the effect was antidilutive. At October 31, 2000 there were 375,000 common stock options outstanding which may dilute future earnings per share.

                See accompanying notes to finanical statements.

                                      F-8

                            COMMUNICATE NOW.COM, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                          NOTES TO FINANCIAL STATEMENTS
                             AS OF OCTOBER 31, 2000
                             ----------------------

                  (K) Fair Value of Financial Instruments
                  ---------------------------------------

                  Statement of Financial Accounting Standards No. 109,
                  "Disclosures about Fair Value of Financial Instruments",
                  requires disclosures of information about the fair value of certain financial instruments for which it is practicable to estimate that value. For purposes of this disclosure, the fair value of a financial instrument is the amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced sale or liquidation.

                  The carrying amounts of the Company's short-term financial instruments, including accounts payable and accrued
                  liabilities, and notes payable, approximate fair value due to the relatively short period to maturity for these instruments.

                  The carrying value of the Company's long-term debt approximates fair value because the interest rate on this instrument
                  approximates the Company's borrowing rate at October 31, 2000.

                  (L) New Accounting Pronouncements
                  ---------------------------------

                  The Financial Accounting Standards Board has recently issued one new accounting pronouncement. Statement No. 133 as amended by Statement No. 137 and 138, "Accounting for Derivative
                  Instruments and Hedging Activities" established accounting and reporting standards for derivative instruments and related contracts and hedging activities. This statement is effective for all fiscal quarters and fiscal years beginning after June
                  15, 2000.

                  The adoption of this pronouncement did not have a material effect on the Company's financial position or results of
                  operations.

                  (M) Segment Information
                  -----------------------

                  The Company applies Statement of Financial Accounting No. 131
                  "Disclosures about Segments of an Enterprise and Related
                  Information."  The Company currently operates in one segment and has no revenues and geographic concentrations, therefore, segment information is not presented.

                See accompanying notes to financial statements.

                                      F-9

                           COMMUNICATE NOW.COM, INC.
                         (A DEVELOPMENT STAGE COMPANY)
                         NOTES TO FINANCIAL STATEMENTS
                             AS OF OCTOBER 31, 2000

NOTE 2   PROPERTY AND EQUIPMENT
-------------------------------

                  Property and equipment consists of the following at October
                  31, 2000:

                  Automobile                                      $       28,557
                  Machinery and equipment                                 80,889
                  Furniture and fixtures                                  15,668
                                                                     -------------
                                                                     -------------
                                                                         125,114
                  Less: Accumulated depreciation                          (7,585)
                                                                     -------------
                                                                  $      117,529
                                                                     =============

                  Depreciation was $7,585 for the period from January 31, 2000
                  (inception) to October 31, 2000.

NOTE 3   SOFTWARE DEVELOPMENT COSTS
-----------------------------------

                  Pursuant to SOP 98-1, as of October 31, 2000, the Company
                  capitalized $200,000 in software application development
                  costs paid to a third party contractor to develop their web site development and maintenance software (See Notes 1(A) and
                  6(E)(iii)).  No amortization has been taken as of October 31,
                  2000 since the asset had not yet been placed in service.  The
                  Company placed the software in service on November 1, 2000 and began amortizing it over three years at that date.

                  During the period from January 31, 2000 (inception) to October
                  31, 2000, the Company expensed $31,250 in database license fees and $6,207 of other software and product development
                  costs.

NOTE 4   NOTES PAYABLE
----------------------

                  Notes payable to unrelated parties consists of the following at October 31, 2000:

                  Note payable due in monthly installments of $697, including     $           17,749
                  interest at 13.48%, due May 2003, secured by vehicle

                  Line of credit note payable to bank, interest at prime plus 2%, due on demand. Secured by all present and future equipment of the Company, right of offset against the Company's bank
                  account, guaranteed by principal stockholder.                               42,000

                  Less current portion                                                       (48,410)
                                                                                      -----------------
                                                                                  $           11,339
                                                                                      =================
                See accompanying notes to financial statements.

                                      F-10

                          COMMUNICATE NOW.COM, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                          NOTES TO FINANCIAL STATEMENTS
                           AS OF OCTOBER 31, 2000

                  The line of credit note payable to bank of $42,000 was paid in full in November 2000.

                  The note payable to stockholder of $30,000 is at 6.5%, due by
                  October 16, 2001 and unsecured.  The note was paid down by
                  $3000 in November 2000.

                  Long-term debt maturities are as follows:

                  Period ending October 31:
                                                 2001          $          78,410
                                                 2002                      7,284
                                                 2003                      4,055
                                                                  ----------------
                                                                  ----------------
                                                               $          89,749
                                                                  ================

NOTE 5            STOCKHOLDERS' EQUITY
------            --------------------

                  (A) Stock Issuances
                  -------------------

                  The Company  issued  20,000,000  shares of common  stock to its founders on January 31, 2000 in exchange for services
                  valued at $2,000.

                  On February 23, 2000, the Company issued a private placement memorandum, as amended, pursuant to Regulation D, Rule 506, offering up to 11,000,000 shares of its common stock at $1 per share or a maximum of  $11,000,000. Through October 31, 2000 the Company issued 686,900 shares for cash of $686,900 and issued 114,920 shares for services performed through October
                  31, 2000, valued at $114,920 pursuant to this offering.
                  Deferred offering costs of $7,000 were charged to additional paid-in capital as of October 31, 2000. (See Note 9)

                  (B) Stock Options
                  -----------------

                  In August 2000 the Company granted a total of 375,000 common stock options to three directors at an exercise price of $1.00 per share. The options vest immediately, have no definitive expiration date and may be exercised only as long as the
                  individual is a member of the Board of Directors.

                See accompanying notes to financial statements.

                                      F-11

                          COMMUNICATE NOW.COM, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                          NOTES TO FINANCIAL STATEMENTS
                           AS OF OCTOBER 31, 2000

                  In accordance with SFAS 123, for options issued to employees, the Company applies APB Opinion No. 25 and related
                  interpretations. Accordingly, no compensation cost has been recognized for options issued as of October 31, 2000. Had
                  compensation cost for the Company's options issued to
                  directors been determined on the fair value at the grant dates consistent with SFAS 123, the Company's net loss for the
                  period ended October 31, 2000 would have been increased to the pro-forma amounts indicated below.

                 Net loss                        As reported     $     (633,806)
                                                  Pro forma      $     (697,556)
                 Net loss per share -
                   basic and diluted             As reported     $        (0.03)
                                                  Pro forma      $        (0.03)

                  The effect of applying Statement  No. 123 is not likely to be representative of the effects on reported net income (loss)
                  for future years due to, among other things, the effects of vesting.

                  For financial statement disclosure purposes, the fair market value of each stock option granted to directors was estimated on the date of grant using the Black-Scholes Model in
                  accordance with SFAS 123 using the following weighted-average assumptions: fair market value of common stock $1.00, expected dividend yield 0%, risk-free interest rate of 6.17%,
                  volatility 0% and expected term of three years.

                  A summary of the options issued as of October 31, 2000 and changes during the year is presented below:
                  ------------------------------------------------------------------------------------------------------

                                                                                                Weighted Average
                                                                     Number of Options           Exercise Price
                                                                    --------------------    -------------------------
                  Stock Options
                  -------------
                  Balance at beginning of period                                  -      $                    -
                  Granted                                                      375,000   $                     1.00
                  Exercised                                                       -      $                    -
                  Forfeited                                                       -      $                    -
                                                                                            -------------------------
                                                                    --------------------
                  Balance at end of period                                     375,000   $                     1.00
                                                                    ====================    =========================

                  Options exercisable at end of period                          375,000  $                     1.00

                  Weighted average fair value of options granted
                    during the period                                                    $                     0.17
                                                                                            =========================

                See accompanying notes to financial statements.

                                      F-12

                          COMMUNICATE NOW.COM, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                          NOTES TO FINANCIAL STATEMENTS
                           AS OF OCTOBER 31, 2000

                  The following table summarizes information about stock options outstanding at October 31, 2000:

                                          Options Outstanding                                   Options Exercisable
                  ---------------------------------------------------------------------    -------------------------------

                                                           Weighted                            Number
                                          Number            Average         Weighted        Exercisable        Weighted
                       Range of         Outstanding        Remaining         Average             at             Average
                       Exercise         at October        Contractual       Exercise        October 31,        Exercise
                         Price           31, 2000            Life             Price             2000             Price
                       -----------     --------------    --------------    ------------    ---------------    ------------
                    $       1.00            375,000                N/A           1.00            375,000            1.00
                                       --------------                      ------------    ---------------    ------------
                                            375,000                N/A  $        1.00            375,000   $        1.00
                                       ==============    ==============    ============    ===============    ============

NOTE 6   COMMITMENTS AND CONTINGENCIES
--------------------------------------

                  (A) Leases
                  ----------

                  The Company currently leases office space under an Operating
                  Lease Agreement, which started May 1, 2000 and expires April
                  30, 2001. Rent under this lease is $1,228 per month.

                  On July 15, 2000, the Company leased additional space in the same office building under a new lease at $600 per month. This lease also expires April 30, 2001.

                  Total rent expense for the period ended October 31, 2000, was
                  $10,159.

                  Future minimum lease payments under the operating leases are as follows:

                  Period ended October 31:
                                                2001        $       10,968
                                                           =================

                  (B) Employment Agreements
                  -------------------------

                  In March 2000, the Company entered into three one-year
                  employment agreements to pay two employees a base salary of
                  $100,000 and the third employee $120,000.  The two employees will also receive a performance based bonus consisting of
                  $125,000, 25,000 shares of restricted stock and stock options to purchase 25,000 shares at $1.00 per share.  If the
                  performance bonus objectives are not met, a second tier bonus will pay each employee $3.45 for each customer sale up to
                  36,100 customers. One employee will receive an additional
                  $2.00 and one restricted common share for each customer sale

                 See accompaying notes to financial statements.

                                      F-13

                          COMMUNICATE NOW.COM, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                          NOTES TO FINANCIAL STATEMENTS
                           AS OF OCTOBER 31, 2000

                  made over 36,100 if the original bonus objectives are met. As of October 31, 2000, the performance bonuses have not been paid.

                  Subsequent to October 31, 2000 the Company entered into two one-year employment agreements with salaries of $38,500 and
                  $52,500 and sign-on bonuses of 5,000 common shares each.

                  (C) Consulting Agreements
                  -------------------------

                  The Company enters into various short-term consulting
                  agreements, generally three months, whereby cash and/or
                  capital stock is paid.

                  At October 31, 2000, there was one consulting agreement with a service period of October 20, 2000 to January 20, 2001 whereby the consultant will receive 600,000 shares of common stock.
                  The Company recognized a consulting expense of $71,740 and a related liability for the period from October 20, 2000 to
                  October 31, 2000.  Subsequent to October 31, 2000 the Company
                  entered into four additional consulting agreements whereby the consultants will receive an aggregate 650,000 shares.  All of the above 1,250,000 were issued as of the date of the
                  accompanying audit report. The Company will recognize the
                  related expenses over the service periods of the agreements.

                  (D) Advertising and Promotional Services Agreements
                  ---------------------------------------------------

                  On June 20, 2000 (the "effective date") the Company entered into two agreements (the "Agreements") with service providers
                  (the "Service Providers") to receive advertising and
                  promotional services as stipulated in the Agreements.

                  Through November 2000, no services were performed by the
                  service providers and no payments were made by the Company.

                  In November 2000 these agreements were cancelled and both
                  parties released each other from any obligations or
                  liabilities.

                  (E) Other Agreements
                  --------------------

        (i)      A legal services agreement entered into in June 2000 requiring payment of $10,000 and 100,000 shares of common stock for
                 services rendered relating to the Company filing a proposed
                 SB-2 with the Securities and Exchange Commission. As of the date of the accompanying audit report, such services were
                 substantially complete and the stock was issued.

                See accompanying notes to financial statements.

                                      F-14

                          COMMUNICATE NOW.COM, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                          NOTES TO FINANCIAL STATEMENTS
                           AS OF OCTOBER 31, 2000

        (ii)     A license fee of $75,000 per year, payable in twelve monthly installments of $6,250, commencing May 2000 and expiring April
                 2001. (See Notes 1(E) and 3). As of October 31, 2000 total license fees charged to operations was $31,250.
        (iii)    A software development fee of $200,000 paid as of October 31,
                 2000 and reflected as software development costs on the balance sheet. (See Notes 1(E) and 3). The agreement also commits the
                 Company to minimum maintenance charges of $3,200 per month from
                 July 2000 through the expiration of the agreement on May 25,
                 2001. All software programs and code developed under this
                 agreement, remain the property of the Company.
        (iv)     A one-year network service agreement entered into in July 2000 with a onetime fee of approximately $4,250 and a monthly fee of approximately $6,640.

NOTE 7            INCOME TAXES
------            ------------

                  There was no income tax expense for the period October 31,
                  2000 due to the Company's net losses.

                  The Company's tax expense differs from the "expected" tax
                  expense for the period ended October 31, 2000, (computed
                  by applying the Federal Corporate tax rate of 34% to loss
                  before taxes), as follows:

                  Computed "expected" tax expense (benefit)                 $      (215,494)
                  Effect of net operating losses                                    215,494
                                                                               --------------
                                                                            $          -
                                                                               ==============

                  The effects of temporary  differences  that gave rise to
                  significant portions of deferred tax assets and liabilities at October 31, 2000 are as follows:

                  Deferred tax assets:
                    Net operating loss carryforward                                 215,494
                                                                               --------------
                       Total gross deferred tax assets                              215,494
                  Less valuation allowance                                         (215,494)
                                                                               --------------
                  Net deferred tax assets                                   $          -
                                                                               ==============

                  The Company has a net operating loss carryforward of
                  approximately $634,000 available to offset future taxable
                  income through 2020.

                  There was no valuation allowance at January 31, 2000. The net change in valuation allowance during the period ended October
                  31, 2000 was an increase of $215,494.

                See accompanying notes to financials statements.

                                      F-15

                          COMMUNICATE NOW.COM, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                          NOTES TO FINANCIAL STATEMENTS
                           AS OF OCTOBER 31, 2000

NOTE 8   GOING CONCERN
----------------------

                  As reflected in the accompanying financial statements, the
                  Company is a development stage company with no revenues,
                  losses of $633,806 and a working capital deficiency of
                  $143,176. The ability of the Company to continue as a going concern is dependent on the Company's ability to raise
                  additional capital and implement its business plan.  The
                  financial statements do not include any adjustments that
                  might be necessary if the Company is unable to continue as a going concern.

                  The Company anticipates raising additional working capital and as of the date of the accompanying audit report subsequent to
                  October 31, 2000 has issued additional shares as discussed in
                  Note 9. The Company has also begun operations and generated sales and related revenues starting November 1, 2000.  The
                  Company is currently preparing a Securities and Exchange
                  Commission Form SB-2 to register the selling securityholders outstanding common stock in order to become quoted on the OTC
                  Bulletin Board. Management believes that the actions presently being taken to obtain additional funding and implement its business plan provide the opportunity for the Company to
                  continue as a going concern.

NOTE 9            SUBSEQUENT EVENTS
------            -----------------

                  During November and December 2000, the Company issued 737,000 shares of common stock for $737,000 cash. In addition,
                  1,460,000 shares were issued for services. For financial
                  accounting purposes the 1,460,000 shares were valued at $1.00 per share based on concurrent cash issuances resulting in an expense of $1,460,000.

                See accompanying notes to financial statements.

                                      F-16

ITEM 23.  CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND
FINANCIAL DISCLOSURE

     The accounting firm of Salberg Company, P.A., Certified Public Accountants, audited our Financial Statements for the period from January 31, 2000
(inception) to October 31, 2000. Prior to this, the accounting firm of Weinberg
& Company, PA, Certified Public Accountants, audited our Financial Statements for the period from January 31, 2000 (inception) to June 30, 2000. Weinberg &
Company P.A. was dismissed effective November 16, 2000. Weinberg & Company's report contained a going concern opinion due to the development stage nature of the company. Our board of directors approved the change in accountants. Since inception, we have had no disagreements with our former and new accountants.

DEALER PROSPECTUS DELIVERY OBLIGATION

     Until ninety days after the effectiveness of the registration statement of which this prospectus is a part, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

         PART II - INFORMATION NOT REQUIRED TO BE INCLUDED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Our Bylaws provide that we may indemnify any persons who:

(a) were or are, or are threatened to be made, parties to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person was an officer, director, employee or agent of such corporation or is or was serving at the request of such corporation as an officer, director, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests and, for criminal proceedings, had no reasonable cause to believe that his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interest of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

                                       51

(b) were or are, or are threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorney's fees) actually and reasonably incurred y him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of nay claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that despite he adjudication of liability but in view of all the circumstances of the case such person is fairly and reasonably entitled to indemnify for such expenses which the Court of Chancery or such other court shall deem proper. Any indemnification under subsections (a) and (b) of this section, unless ordered by a court, shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in subsections (a) and (b) of this section.

     Section 145 of the Delaware General Corporation Law provides that a
Delaware corporation may indemnify officers and directors in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses that such officer or director actually and reasonably incurred.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling an issuer pursuant to the foregoing provisions, the opinion of the Commission is that such indemnification is against public policy as expressed in the Securities Act of
1933 and is therefore unenforceable.

INDEMNIFICATION AGREEMENTS

     We have agreed to indemnify and hold harmless all of our Directors,
Officers, employees, consultants, sales placement agents, and fiduciaries, (the
"indemnified party"), by entering into indemnification agreements with such persons, to the fullest extent permitted by applicable law. The agreement includes indemnification against expenses, including reasonable attorneys' fees, judgments, penalties, fines, and mounts paid in settlement actually and reasonably incurred by the Indemnified Party in connection with any civil or criminal action or administrative proceeding arising out of the Indemnified
Party's performance of their duties in regard to all aspects arising from this
Offering of our securities. Our bylaws and Certificate of Incorporation provide

                                       52

a blanket indemnification that we shall indemnify to the fullest extent under the law our directors and officers against certain liabilities incurred with respect to their service in such capacities. In addition, our Certificate of
Incorporation provides that the personal liability of directors and officers to us and our shareholders for monetary damages will be limited. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of the Corporation in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by a controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by us is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such case.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table is an itemization of all expenses, without consideration to future contingencies, incurred or expected to be incurred by our Corporation in connection with the issuance and distribution of the securities being offered by this prospectus. Items marked with an asterisk (*)
represent estimated expenses. We have agreed to pay all the costs and expenses of this offering. Selling security holders will pay no offering expenses.

         ITEM                                       EXPENSE
          ----                                       ------
         SEC Registration Fee                        $7.57
         Legal Fees and Expenses                   $10,000
         Accounting Fees and Expenses              $12,705
         Miscellaneous*                            $ 7,400
         =============================================
         Total*                                 $30,112.57

* Estimated Figure

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

     We relied upon the exemption from registration provided by Section 4(2) and
Rule 506 of Regulation D of the Securities Act of 1933, as amended to offer and sell our shares of common stock to the persons and entities listed below. We believed Section 4(2) and Rule 506 were available for our offering because:
        o        Each investor represented in writing that they were an
                 accredited investor as defined by Rule 501 of Regulation D of the Securities Act of 1933, as amended;

                                       53

        o        The transactions not involving a public offering;
        o        We did not offer or sale the shares through general
                 solicitation or advertising; and
        o        We had a prior relationship with each investor.

     On January 31, 2000, we issued 10,000,000 shares to David Hancock and
10,000,000 to Damber Production, Inc. for services rendered in the course of our corporate formation.

     Between February 23, 2000, and December 8, 2000, we sold 1,423,900 shares of Our Common Stock to 71 accredited investors at a price of $1.00 per share. We received total proceeds of $1,423,900.

     On June 28, 2000, we issued Brenda Lee Hamilton, Esq. 100,000 shares of our common stock in exchange for legal services rendered.

     On July 6, 2000, we issued 2,205 shares to Tom Ozgo for brokerage services rendered.

     On July 24, 2000, we issued 11,000 shares to William Best for consulting services rendered.

     On August 1, 2000, we issued 1,715 shares to Tom Ozgo for brokerage services rendered.

     On November 13, 2000, we issued 50,000 shares to JCL Associates for services rendered in connection with software development.

     On November 13, 2000, we issued 600,000 shares to Charles Bitters for consulting services rendered.

     On November 13, 2000, we issued 150,000 shares to Charlie Cleveland for consulting services rendered.

     On November 15, 2000, we issued 5,000 shares to Sheila Llewellyn as an employee sign-on bonus.

     On November 16, 2000, we issued 150,000 shares to Richard Michael for consulting services rendered.

     On December 4, 2000, we issued 125,000 shares to Charlie Cleveland for consulting services rendered.

     On December 4, 2000, we issued 125,000 shares to Johnny Carruth for services rendered.

                                       54

     On December 5, 2000, we issued 5,000 shares to Bernadette Pate as an employee sign-on bonus.

     On December 5, 2000, we issued 250,000 shares to Chance Research
Corporation for services rendered.

ITEM 27. EXHIBITS
--------------------------- ----------------------------------------------------
EXHIBIT NUMBER      EXHIBIT DESCRIPTION
--------------------------- ----------------------------------------------------
        3.1                  Articles of Incorporation **
--------------------------- ----------------------------------------------------
        3.2                  Bylaws **
--------------------------- ----------------------------------------------------
          5                  Legal Opinion of Hamilton, Lehrer & Dargan, P.A.
--------------------------- ----------------------------------------------------
          8                  Consent of Salberg & Company, P.A.
---------------------------- ---------------------------------------------------
        10.1                 Database Licensing Agreement between COMMUNICATE
                             NOW.COM, INC. and Acxiom Corporation. **
---------------------------- ---------------------------------------------------
        10.2                 Software Development Agreement between COMMUNICATE
                             NOW.COM, INC. and JCL  Associates.  **
---------------------------- ---------------------------------------------------
        10.3                  Networking Agreement between COMMUNICATE NOW.COM,
                              INC. and Interliant, Inc. **
---------------------------- ---------------------------------------------------
        10.4                  Website Mapping Licensing Agreement between
                              COMMUNICATE NOW.COM, INC. and ESRI. **
---------------------------- ---------------------------------------------------
        10.5                  Billing Agreement between COMMUNICATE NOW.COM,
                              INC. and ExpressBill, Inc.  **
---------------------------- ---------------------------------------------------
        10.6                  Leasing Agreement between COMMUNICATE NOW.COM,
                              INC. and 3513 L.C. **
---------------------------- ---------------------------------------------------
        10.7                  Consulting Agreement between COMMUNICATE NOW.COM,
                              INC. and Chance Research Corporation.
---------------------------- ---------------------------------------------------
        10.8                  Consulting Agreement between COMMUNICATE NOW.COM,
                              INC. and Johnny Carruth

                                       55

---------------------------- ---------------------------------------------------
        10.9                  Consulting Agreement between COMMUNICATE NOW.COM,
                              INC. and Richard Michaels
---------------------------- ---------------------------------------------------
       10.10                  Consulting Agreement between COMMUNICATE NOW.COM,
                              INC. and Bill Best
---------------------------- ---------------------------------------------------
       10.11                  Consulting Agreement between COMMUNICATE NOW.COM,
                              INC. and Charles Cleveland.
---------------------------- ---------------------------------------------------
       10.12                  Consulting Agreement between COMMUNICATE NOW.COM,
                              INC. and Charles Bitters
---------------------------- ---------------------------------------------------
       10.13                  Employment Agreement between Dennis J. Bash and
                              COMMUNICATE NOW.COM, INC.
---------------------------- ---------------------------------------------------
       10.14                  Employment Agreement between David Hancock and
                              COMMUNICATE NOW.COM, INC.
---------------------------- ---------------------------------------------------
       10.15                  Employment Agreement between Bernadette Pate and
                              COMMUNICATE NOW.COM, INC.
---------------------------- ---------------------------------------------------
       10.16                  Employment Agreement between Sheila Llewellyn and
                              COMMUNICATE NOW.COM, INC.
---------------------------- ---------------------------------------------------
       10.17                  The Lamar Companies Bulletin Contract with Mel
                              Ransom
---------------------------- ---------------------------------------------------
       10.18                  The Lamar Companies Poster or Poster Paper
                              Contract with Mel Ransom
---------------------------- ---------------------------------------------------
        16.1                  Change in certifying accountant by Weinberg &
                              Company, P.A.
---------------------------- ---------------------------------------------------
        16.2                  Change in certifying accountant by Weinberg &
                              Company, P.A.
---------------------------- ---------------------------------------------------
          27                  Financial Data Schedule

** Denotes previously filed exhibits.

ITEM 28. UNDERTAKINGS

The undersigned Registrant hereby undertakes:

                                       56

1.    To file, during any period in which it offers or sells securities, a post-
effective amendment to  this registration statement to:
      a.  Include any prospectus required by Section 10(a)(3)  of the Securities
          Act  of 1933;
      b.  Reflect  in the  prospectus any facts or events which, individually or together,  represent  a fundamental  change in the  information in the registration statement;
      c.  Include  any additional or changed material information on the plan of distribution.
2.    That, for determining liability under the Securities Act of 1933, to treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

3.    To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

4.    Insofar as indemnification for liabilities arising under the Securities
Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the
Registrant has been advised that in the opinion of the Securities and Exchange
Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

5.    In the event that a claim for indemnification against such liabilities, other than the payment by the Registrant of expenses incurred and paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding, is asserted by such director, officer or controlling person in connection with the securities being registered hereby, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                       57

SIGNATURES

     In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Temple,
State of Texas on _________________, 2000.

(REGISTRANT) COMMUNICATE NOW.COM, INC.

By____________________________________
  (Signatures and Title)

     In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated.

/s/ David Hancock                             /s/ Bill Elliott
------------------------------                ------------------------------
    David Hancock                                 Bill Elliott
   (President, Chairman of the Board,            (Director)
    Chief Executive Officer)                      December 22, 2000
    December 22, 2000                         ------------------------------
------------------------------

 /s/ Randal Leblanc
------------------------------
Randal Leblanc
 (Director)
December 22, 2000
------------------------------

/s/ John C. Winkler
------------------------------
 John c.Winkler
(Director)
 December 22, 2000
------------------------------

(Signature)
----------
(Principle Financial Officer)
(Date)
----------

                                       58